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                                                                     EXHIBIT 2.1

                                                               EXECUTION VERSION

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           RITA MEDICAL SYSTEMS, INC.,

                            HORNET ACQUISITION CORP.

                                       AND

                         HORIZON MEDICAL PRODUCTS, INC.

                              DATED AS MAY 12, 2004

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                                TABLE OF CONTENTS

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                                                                                                                 PAGE
SECTION 1.    THE MERGER                                                                                          3

     1.1      MERGER OF MERGER SUB INTO THE COMPANY..........................................................     3
     1.2      EFFECT OF THE MERGER...........................................................................     3
     1.3      CLOSING; EFFECTIVE TIME........................................................................     3
     1.4      ARTICLES OF INCORPORATION AND BYLAWS...........................................................     3
     1.5      CONVERSION OF SHARES IN THE MERGER.............................................................     4
     1.6      CLOSING OF THE COMPANY'S TRANSFER BOOKS........................................................     5
     1.7      EXCHANGE OF CERTIFICATES.......................................................................     5
     1.8      FURTHER ACTION.................................................................................     6
     1.9      TAX CONSEQUENCES...............................................................................     6

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY                                                       7

     2.1      DUE ORGANIZATION; SUBSIDIARIES.................................................................     7
     2.2      AUTHORITY; BINDING NATURE OF AGREEMENT.........................................................     7
     2.3      CAPITALIZATION, ETC............................................................................     8
     2.4      SEC FILINGS; FINANCIAL STATEMENTS..............................................................     9
     2.5      ABSENCE OF CHANGES.............................................................................    10
     2.6      PROPRIETARY ASSETS.............................................................................    12
     2.7      CONTRACTS......................................................................................    13
     2.8      LIABILITIES....................................................................................    15
     2.9      COMPLIANCE WITH LEGAL REQUIREMENTS; FDA MATTERS................................................    15
     2.10     GOVERNMENTAL AUTHORIZATIONS....................................................................    19
     2.11     TAX MATTERS....................................................................................    19
     2.12     EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS......................................................    21
     2.13     ENVIRONMENTAL MATTERS..........................................................................    25
     2.14     LEGAL PROCEEDINGS; ORDERS......................................................................    26
     2.15     VOTE REQUIRED..................................................................................    26
     2.16     NON-CONTRAVENTION; CONSENTS....................................................................    26
     2.17     OPINION OF FINANCIAL ADVISOR...................................................................    27
     2.18     FINANCIAL ADVISOR..............................................................................    27
     2.19     TAKEOVER STATUTES..............................................................................    27
     2.20     INFORMATION TO BE SUPPLIED.....................................................................    28
     2.21     FOREIGN CORRUPT PRACTICES ACT..................................................................    28
     2.22     REAL PROPERTY..................................................................................    29
     2.23     INSURANCE POLICIES.............................................................................    29

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB                                            29

     3.1      DUE ORGANIZATION; SUBSIDIARIES.................................................................    30
     3.2      AUTHORITY; BINDING NATURE OF AGREEMENT.........................................................    30
     3.3      CAPITALIZATION, ETC............................................................................    31
     3.4      SEC FILINGS; FINANCIAL STATEMENTS..............................................................    32
     3.5      ABSENCE OF CHANGES.............................................................................    33
     3.6      PROPRIETARY ASSETS.............................................................................    35
     3.7      CONTRACTS......................................................................................    36
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
     3.8      LIABILITIES....................................................................................    38
     3.9      COMPLIANCE WITH LEGAL REQUIREMENTS; FDA MATTERS................................................    38
     3.10     GOVERNMENTAL AUTHORIZATIONS....................................................................    41
     3.11     TAX MATTERS....................................................................................    41
     3.12     EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS......................................................    44
     3.13     ENVIRONMENTAL MATTERS..........................................................................    48
     3.14     LEGAL PROCEEDINGS; ORDERS......................................................................    49
     3.15     VOTE REQUIRED..................................................................................    49
     3.16     NON-CONTRAVENTION; CONSENTS....................................................................    49
     3.17     OPINION OF FINANCIAL ADVISOR...................................................................    50
     3.18     FINANCIAL ADVISOR..............................................................................    50
     3.19     TAKEOVER STATUTES..............................................................................    50
     3.20     INFORMATION TO BE SUPPLIED.....................................................................    51
     3.21     FOREIGN CORRUPT PRACTICES ACT..................................................................    51
     3.22     REAL PROPERTY..................................................................................    51
     3.23     INSURANCE POLICIES.............................................................................    52

SECTION 4.    CERTAIN COVENANTS OF THE COMPANY AND PARENT                                                        52

     4.1      ACCESS AND INVESTIGATION.......................................................................    52
     4.2      OPERATION OF BUSINESS..........................................................................    53
     4.3      NO SOLICITATION BY THE COMPANY.................................................................    59
     4.4      NO SOLICITATION BY PARENT......................................................................    61

SECTION 5.    ADDITIONAL COVENANTS OF THE PARTIES                                                                64

     5.1      REGISTRATION STATEMENT AND PROXY STATEMENT FOR STOCKHOLDER APPROVAL............................    64
     5.2      COMPANY SHAREHOLDERS' MEETING AND PARENT STOCKHOLDERS' MEETING.................................    65
     5.3      REGULATORY APPROVALS...........................................................................    67
     5.4      COMPANY STOCK OPTIONS AND WARRANTS.............................................................    67
     5.5      EMPLOYEE BENEFITS..............................................................................    68
     5.6      INDEMNIFICATION OF OFFICERS AND DIRECTORS......................................................    70
     5.7      ADDITIONAL AGREEMENTS..........................................................................    71
     5.8      PUBLIC DISCLOSURE..............................................................................    71
     5.9      TAX MATTERS....................................................................................    71
     5.10     RESIGNATION OF DIRECTORS.......................................................................    72
     5.11     LISTING........................................................................................    72
     5.12     TAKEOVER LAWS..................................................................................    72
     5.13     FORM S-8; SECTION 16...........................................................................    72
     5.14     AFFILIATES.....................................................................................    73
     5.15     LITIGATION.....................................................................................    73
     5.16     ADVICE OF CHANGES..............................................................................    73
     5.17     DIRECTORS AND OFFICERS OF PARENT...............................................................    73
     5.18     EMPLOYMENT AGREEMENTS..........................................................................    74

SECTION 6.    CONDITIONS TO THE MERGER                                                                           74

     6.1      CONDITIONS TO EACH PARTY'S OBLIGATION..........................................................    74
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
     6.2      ADDITIONAL CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATIONS.................................    75
     6.3      ADDITIONAL CONDITIONS TO THE COMPANY'S OBLIGATIONS.............................................    76

SECTION 7.    TERMINATION                                                                                        77

     7.1      TERMINATION....................................................................................    77
     7.2      EFFECT OF TERMINATION..........................................................................    78
     7.3      EXPENSES; TERMINATION FEES.....................................................................    79

SECTION 8.    MISCELLANEOUS PROVISIONS                                                                           81

     8.1      AMENDMENT......................................................................................    81
     8.2      WAIVER.........................................................................................    81
     8.3      NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES..................................................    81
     8.4      ENTIRE AGREEMENT; COUNTERPARTS.................................................................    81
     8.5      APPLICABLE LAW; JURISDICTION...................................................................    82
     8.6      ATTORNEYS' FEES................................................................................    82
     8.7      ASSIGNABILITY; THIRD PARTY BENEFICIARIES.......................................................    82
     8.8      NOTICES........................................................................................    83
     8.9      SEVERABILITY...................................................................................    84
     8.10     SPECIFIC PERFORMANCE...........................................................................    84
     8.11     CONSTRUCTION...................................................................................    84
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

                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into on May 12, 2004, by and among RITA MEDICAL SYSTEMS, INC., a Delaware corporation ("PARENT"), HORNET ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation (the "COMPANY"). Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

                                    RECITALS

            WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the "MERGER") of Merger Sub into the Company in accordance with this Agreement, the General Corporation Law of the State of Delaware (the "DGCL") and the Georgia Business Corporation Code ("GBCC"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent;

            WHEREAS, it is intended that the Merger shall qualify as a "REORGANIZATION" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

            WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is in the best interests of the Company and its shareholders,
(ii) has approved and adopted this Agreement, (iii) has approved the Merger and the other transactions contemplated by this Agreement and (iv) has determined to recommend that the shareholders of the Company approve this Agreement (the recommendation referred to in this clause (iv) is referred to in this Agreement as the "COMPANY RECOMMENDATION");

            WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is in the best interests of Parent and its stockholders, (ii) has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has taken all corporate action necessary to render the rights issuable under the Parent Stockholder Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iv) has determined to recommend that the stockholders of Parent approve the issuance of Parent Common Stock pursuant to the Merger as contemplated by this Agreement (the recommendation referred in this clause (iv) is referred to in this Agreement as the "PARENT RECOMMENDATION");

            WHEREAS, (i) the Board of Directors of Merger Sub has (a) determined that the Merger is in the best interests of Merger Sub and Parent, as its sole stockholder, (b) approved, adopted and declared advisable this Agreement, (c) approved the Merger and the other transactions contemplated by this Agreement, and (d) has determined to recommend that Parent approve this Agreement and (ii) Parent, as the sole stockholder of Merger Sub, will, immediately after the execution and delivery hereof, approve, adopt and declare advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

            WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, Parent, the

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Company and certain shareholders of the Company listed on EXHIBIT B-1
(collectively, the "COMPANY SHAREHOLDERS") are entering into Voting Agreements in the form of EXHIBIT B-2 (the "COMPANY VOTING AGREEMENTS") pursuant to which the Company Shareholders have agreed, inter alia, to vote all of their shares of Company Common Stock in favor of the approval of this Agreement and to take certain other actions in connection with the transactions contemplated hereby in accordance with the terms thereof;

            WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company to enter into this Agreement, the Company, Parent and the stockholders of Parent listed in EXHIBIT B-3 (the "PARENT STOCKHOLDERS") are entering into Voting Agreements in the form of EXHIBIT B-4 (the "PARENT VOTING AGREEMENTS") pursuant to which such Parent Stockholders have agreed, inter alia, to vote all of their shares of Parent Common Stock in favor of the issuance of Parent Common Stock pursuant to the Merger and to take certain other actions in connection with the transactions contemplated hereby in accordance with the terms thereof;

            WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the parties hereto to enter into this Agreement, Parent, the shareholders of the Company and the stockholder of Parent listed on EXHIBIT C-1 are entering into Lock-Up Agreements in the form of EXHIBIT C-2, in the case of such Company shareholders, and in the form of EXHIBIT C-3, in the case of such Parent stockholder (collectively, the "LOCK-UP AGREEMENTS") pursuant to which such Parent Stockholders have agreed to certain restrictions on their ability to dispose of shares of Parent Common Stock following the Closing and to certain other restrictions regarding the sale of Parent Common Stock in connection with the transactions contemplated hereby; and

            WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent and Merger Sub to enter into this Agreement (i) the Company and each of Medtronic, Inc., ComVest Venture Partners, L.P. and such other individuals and entities as constitute "Requisite Noteholders", as defined in the Company Note Agreement, have executed an Amendment No. 4 to the Company Note Agreement in the form of EXHIBIT D (the "COMPANY NOTE AGREEMENT AMENDMENT") and (ii) the Requisite Noteholders have approved the transactions contemplated by this Agreement in accordance with the provisions of the Company Note Agreement;

            WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the parties hereto to enter into this Agreement, certain officers and employees of the Company have agreed to amend certain agreements concerning their employment with the Company, to be effective upon the Closing; and

            WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the parties hereto to enter into this Agreement, certain officers and employees of Parent have agreed to amend certain agreements concerning their employment with Parent, to be effective upon the Closing.

                                       2
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                                    AGREEMENT

            The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE MERGER

      1.1 MERGER OF MERGER SUB INTO THE COMPANY.

            Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION") and will be a wholly-owned subsidiary of Parent.

      1.2 EFFECT OF THE MERGER.

            The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the GBCC.

      1.3 CLOSING; EFFECTIVE TIME.

            The consummation of the Merger (the "CLOSING") shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 275 Middlefield Road, Menlo Park, California at 10:00 a.m. on a date to be mutually agreed upon by Parent and the Company (the "CLOSING DATE"), which date shall be no later than the third (3rd) business day after the conditions set forth in Section 6 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other time as Parent and the Company shall mutually agree. Subject to the provisions of this Agreement, the certificate of merger in the form attached hereto as EXHIBIT E (the "DELAWARE CERTIFICATE OF MERGER") and the certificate of merger in the form attached hereto as EXHIBIT F (the "GEORGIA CERTIFICATE OF MERGER"), together with such other documents as may be required by the relevant provision of the DGCL and the GBCC, shall be duly executed on behalf of the Company and simultaneously with the Closing delivered to the Secretary of State of the State of Delaware and the Secretary of State of the State of Georgia, respectively, for filing. The Merger shall become effective as of the date and time set forth in the Delaware Certificate of Merger and the Georgia Certificate of Merger (the "EFFECTIVE TIME").

      1.4 ARTICLES OF INCORPORATION AND BYLAWS.

            (a) The articles of incorporation of the Surviving Corporation shall be amended and restated in the Merger in the form attached hereto as EXHIBIT G as set forth in the Georgia Certificate of Merger and the Delaware Certificate of Merger.

            (b) The bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time in the form attached hereto as EXHIBIT H.

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            (c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time.

      1.5 CONVERSION OF SHARES IN THE MERGER.

            (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company, subject to Section 1.5(b) and Section 1.5(c), each share of Company Common Stock then issued and outstanding, other than Excluded Shares, if any, shall be converted into the right to receive 0.4212 of a share (the "EXCHANGE RATIO") of Parent Common Stock (together with any cash in lieu of fractional shares of Parent Common Stock as set forth in Section 1.5(c), the "MERGER CONSIDERATION").

            (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, including any such transaction with a record date between the date of this Agreement and the Effective Time, then the Exchange Ratio shall be appropriately adjusted to the extent the record date for any such event is between the date of this Agreement and the Effective Time, so as to provide the holders of Company Common Stock and Parent the same economic effect as contemplated prior to such stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction.

            (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Merger (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (A) that fraction of a share of Parent Common Stock to which such shareholder would otherwise be entitled (after aggregating all fractional shares of Parent Common Stock otherwise issuable to such holder) by (B) the closing sales price of one (1) share of Parent Common Stock as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, any other authoritative source) on the trading day immediately preceding the Effective Time.

            (d) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of Merger Sub, each share of Common Stock, par value $.001 per share, of Merger Sub then issued and outstanding shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      1.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS.

            At the Effective Time: (a) all shares of Company Common Stock ("SHARES") outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, each share of Company Common Stock shall represent only the right to receive the Merger Consideration and all holders of certificates representing Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Shares (a "COMPANY STOCK CERTIFICATE") is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 1.

      1.7 EXCHANGE OF CERTIFICATES.

            (a) Prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the "EXCHANGE AGENT"). Within two (2) business days after the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Shares, (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c) (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being referred to as the "EXCHANGE FUND").

            (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent and the Company may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and (B) the Company Stock Certificate so surrendered shall be immediately canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration and any distribution or dividend the record date for which is after the Effective Time. If any Company Stock Certificate shall have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificates the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such reasonable sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

            (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive pursuant to the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7.

            (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date one (1) year after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates to the Exchange Agent in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration to which such holder is entitled pursuant hereto.

            (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

            (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Legal Requirement.

      1.8 FURTHER ACTION.

            If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action. Parent, Merger Sub and Surviving Corporation also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent sends out the letters of transmittal to the shareholders of the Company and issues certificates representing Parent Common Stock to such shareholders in accordance with Section 1.7.

      1.9 TAX CONSEQUENCES.

            For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "PLAN OF REORGANIZATION" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as disclosed in Company SEC Documents or the Disclosure Letter delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the "COMPANY DISCLOSURE LETTER") and referred to in the section of the Company Disclosure Letter corresponding to the section(s) of this Section 2 to which such disclosure applies (unless it is reasonably apparent that the disclosure or statement in one section of the Company Disclosure Letter should apply to one or more sections thereof), the Company hereby represents and warrants to Parent and Merger Sub as follows:

      2.1 DUE ORGANIZATION; SUBSIDIARIES.

            The Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation, and each of the other Acquired Corporations which is a "SIGNIFICANT SUBSIDIARY" (as defined in Regulation S-X) of the Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation or formation. Each of the Acquired Corporations has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its material obligations under all Company Material Contracts. Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements of all jurisdictions where the failure to be so qualified would have a Material Adverse Effect on the Acquired Corporations. The Company has delivered or made available to Parent accurate and complete copies of the articles of incorporation, bylaws and other charter or organizational documents of each of the Acquired Corporations, including all amendments thereto (collectively, the "COMPANY ORGANIZATION DOCUMENTS"). The Company has no Subsidiaries, except for the corporations identified in Schedule 2.1 of the Company Disclosure Letter. The Company and each of its Subsidiaries identified in Schedule 2.1 of the Company Disclosure Letter are collectively referred to herein as the "ACQUIRED CORPORATIONS". None of the Acquired Corporations has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than the Acquired Corporations' interests in their Subsidiaries identified in Schedule 2.1 of the Company Disclosure Letter.

      2.2 AUTHORITY; BINDING NATURE OF AGREEMENT.

            Subject to the receipt of the shareholder approval contemplated by
Section 5.2, the Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the approval of shareholders of the Company. The Company hereby represents that its Board of Directors, at a meeting duly called and held on or prior to the date hereof, has by unanimous vote (with one abstention) (i) determined that the Merger is in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement, (iii) approved the Merger and the other transactions contemplated by this Agreement, and (iv) determined to make the Company Recommendation to the shareholders of the Company.

      2.3 CAPITALIZATION, ETC.

            (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. The Company has not authorized any other class of capital stock other than the Company Common Stock and the Company Preferred Stock. As of May 11, 2004, 44,264,101 shares of Company Common Stock have been issued or are outstanding and no shares of the Company Preferred Stock have been issued or are outstanding. No shares of Company Common Stock are held in the Company's treasury or held by any of the Company's Subsidiaries. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company. Except as set forth in Schedule 2.3(a) of the Company Disclosure Letter, there is no Contract to which the Company is a party and, to the Company's knowledge, there is no Contract between other Persons, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, any shares of Company Common Stock other than the Company Voting Agreements and the Lock-Up Agreements. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

            (b) As of May 11, 2004, 6,000,000 shares of Company Common Stock are reserved for issuance pursuant to stock options under the Company's 1998 Stock Incentive Plan (as amended and together with all stock option agreements evidencing grants thereunder, the "COMPANY STOCK OPTION PLAN"), of which options to acquire 9,230,917 shares of Company Common Stock are outstanding. Stock options granted by the Company pursuant to the Company Stock Option Plan, as well as any stock options granted by the Company outside of the Company Stock Option Plan, are referred to collectively herein as "COMPANY OPTIONS." Schedule 2.3(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of May 11, 2004: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option and the number of such shares that have been exercised; (iv) the current exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the extent to which such Company Option is vested and exercisable as of the date of this Agreement; (vii) the vesting schedule of such Company Option including the anticipated acceleration of vesting of Company Options as described in Section 2.3(b) and Schedule 2.3(b) of the Company Disclosure Letter; (viii) the expiration date of the Company Option; and (ix) the period of time following termination of employment during which the Company Option may be exercised if not expired. The Company has delivered or made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted Company Options, and the forms of all stock option agreements evidencing such options. There have been no repricings of any Company Options through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. Effective as of the Effective Time, all Company Options outstanding as of the date hereof and as of immediately prior to the Effective Time shall become exercisable and vested with respect to 100% of the shares underlying such Company Options, as described in Schedule 2.3(b) of the Company Disclosure Letter. Except as set forth in Schedule 2.3(b) of the Company Disclosure Letter, none of the Company Options have been granted in contemplation of the Merger or the transactions contemplated in this Agreement.

            (c) Schedule 2.3(c) of the Company Disclosure Letter sets forth the following information with respect to each warrant of the Company outstanding as of May 11, 2004 (each, a "COMPANY WARRANT"): (i) the aggregate number of warrants outstanding; (ii) the expiration date; and (iii) the exercise price. The terms of each Company Warrant do not prohibit the assumption of the Company Warrants as provided in Section 5.4(d).

            (d) Except as set forth in Section 2.3(a), Section 2.3(b) or Section 2.3(c) above or on Schedule 2.3(d) of the Company Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) rights agreement, shareholder rights plan or similar plan commonly referred to as a "POISON PILL"; or (iv) Contract under which any of the Acquired Corporations are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities ("COMPANY RIGHTS AGREEMENTS") (items (i) through (iv) above, collectively, "COMPANY STOCK RIGHTS").

            (e) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Contracts applicable to the issuance of Company Common Stock, granting of Company Options and/or the issuance of shares of capital stock of any Company Subsidiary. All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and, except as required by Legal Requirements applicable to each of the Acquired Corporations which is formed or incorporated under the laws of a foreign jurisdiction, are owned beneficially and of record by the Company, free and clear of any Encumbrances. Schedule 2.3(e) of the Company Disclosure Letter sets forth all entities (other than Subsidiaries) in which any of the Acquired Corporations has any ownership interest and the amount of such interest.

      2.4 SEC FILINGS; FINANCIAL STATEMENTS.

            (a) All statements, reports, schedules, forms, exhibits and other documents required to have been filed by the Company with the SEC since January 1, 1999 (the "COMPANY SEC DOCUMENTS") have been so filed. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) The Company SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither the Company nor any of its officers has received any notice from the SEC or any other Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

            (c) The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, and the provisions of the Exchange Act and the Securities Act relating thereto, which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to the Company.

            (d) Except as amended in subsequent filings set forth on Schedule 2.4(d) of the Company Disclosure Letter, the financial statements (including related notes, if any) contained in the Company SEC Documents (the "COMPANY FINANCIAL STATEMENTS"): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or are not reasonably expected to be, individually or in the aggregate, material); and
(iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. For purposes of this Agreement, "COMPANY BALANCE SHEET" means that consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 2003 set forth in the Company's Annual Report on Form 10-K filed with the SEC on March 30, 2004, as amended by the Form 10-K/A filed by the Company with the SEC on April 29, 2004 (the "COMPANY 10-K") and the "COMPANY BALANCE SHEET DATE" means December 31, 2003.

      2.5 ABSENCE OF CHANGES.

            (a) Since the Company Balance Sheet Date,

                  (i) none of the Acquired Corporations has made any material changes in its pricing polices or payment or credit practices or failed to pay any creditor any material amount owed to such creditor when due or granted any extensions or credit other than in the ordinary course of business consistent with prior practice;

                  (ii) none of the Acquired Corporations has terminated or closed any material facility, business or operation;

                  (iii) none of the Acquired Corporations has written up or written down any of its material assets; and

                  (iv) there has been no material loss, destruction or damage to any item of property of the Acquired Corporations, whether or not insured.

            (b) Except as set forth in Schedule 2.5(b) of the Company Disclosure Letter, since the Company Balance Sheet Date and through the date of this
Agreement:

                  (i) there has not been any event that has had a Material Adverse Effect on the Acquired Corporations, and no fact, event, circumstance or condition exists or has occurred that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

                  (ii) each of the Acquired Corporations has operated its respective business in the ordinary course consistent with prior practice;

                  (iii) none of the Acquired Corporations has (A) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; (B) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (C) made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since the Company Balance Sheet Date, exceeds $350,000, in the aggregate; (D) made any material Tax election; (E) settled any Legal Proceedings involving amounts in excess of $25,000; or (F) entered into or consummated any transactions with any affiliate;

                  (iv) none of the Acquired Corporations has (A) sold or otherwise disposed of, or acquired, leased, licensed, waived or relinquished any material right or other material asset to, from or for the benefit of, any other Person except for rights or other assets sold, disposed of, acquired, leased, licensed, waived or relinquished in the ordinary course of business consistent with prior practice; (B) mortgaged, pledged or subjected to any Encumbrance any of their respective property, business or assets; (C) entered into or amended any lease of real property (whether as lessor or lessee); or (D) canceled or compromised any debt or claim other than accounts receivable in the ordinary course of business consistent with prior practice;

                  (v) except for the anticipated acceleration of vesting of outstanding Company Options as described in Section 2.3(b) and Schedule 2.3(b) of the Company Disclosure Letter, none of the Acquired Corporations has (A) amended or waived any of its material rights under, or permitted the acceleration of vesting under any provision of any agreement or Company Stock Option Plan evidencing any outstanding Company Option; (B) caused or permitted any Company Employee Plan to be amended in any material respect; or (C) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or consultants;

                  (vi) there has been no material labor dispute (including any work slowdown, stoppage or strike) involving the Acquired Corporations;

                  (vii) none of the Acquired Corporations has made any change in its methods of accounting or accounting practices;

                  (viii) none of the Acquired Corporations has made any loan, advance or capital contributions to, or any other investment in, any Person;

                  (ix) none of the Acquired Corporations has terminated or amended, or suffered a termination of, any Company Material Contract;

                  (x) none of the Acquired Corporations has entered into any contractual obligation to do any of the things referred to elsewhere in this
Section 2.5; and

                  (xi) there has been no material development in any Legal Proceeding described in a Company SEC Document that has not been disclosed under the caption "Legal Proceedings" in the Company 10-K.

      2.6 PROPRIETARY ASSETS.

            (a) Schedule 2.6(a) of the Company Disclosure Letter sets forth as of the date of this Agreement (i) all U.S. and foreign patents, patent applications, registered trademarks, unregistered trademarks, trademark applications, copyright registrations and copyright applications, Internet domain names, computer software (other than third party software generally available for sale to the public) and fictitious name and assumed name registrations owned by any of the Acquired Corporations, (ii) all patent applications and other Proprietary Assets that are currently in the name of inventors or other Persons and for which an Acquired Corporation has the right to receive an assignment and (iii) all material third party licenses for Proprietary Assets to which an Acquired Corporation is the licensee party and which are not set forth on Schedule 2.7(a)(iii) of the Company Disclosure Letter. Each Acquired Corporation has good, valid and marketable title to, or has a valid right to use, license or otherwise exploit, all of the material Acquired Corporation Proprietary Assets necessary for the conduct of such Acquired Corporation's business as presently conducted, free and clear of all Encumbrances. None of the Acquired Corporations has developed jointly with any other Person any material Acquired Corporation Proprietary Asset with respect to which such other Person has any rights. Other than Contracts entered into in the ordinary course of business consistent with prior practice that are not, with respect to any individual Contract, material to the Acquired Corporations, there is no Acquired Corporation Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset owned or exclusively licensed by any of the Acquired Corporations.

            (b) (i) To the Company's knowledge, all Acquired Corporation Proprietary Assets owned by any of the Acquired Corporations are valid, enforceable, subsisting and in effect; (ii) to the Company's knowledge none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed or reduced to practice or which is the subject of a current invention disclosure by any of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) to the Company's knowledge, none of the products or services that is or has been designed, created, developed, assembled, performed, manufactured, sold, marketed or licensed by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and, to the Company's knowledge, none of such products or services has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Acquired Corporations has received any written notice of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person;
(iv) to the Company's knowledge, the operation of the business of each Acquired Corporation as it currently is conducted does not and will not when conducted by the Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate or make any unlawful or unauthorized use of any Proprietary Asset of any other Person; and (v) to the Company's knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset. The Acquired Corporation Proprietary Assets constitute all the material Proprietary Assets necessary to enable each of the Acquired Corporations to conduct its business in the manner in which such business is being conducted. Upon the consummation of the Merger, the Surviving Corporation shall have good, valid, and enforceable title, or license (if the applicable Acquired Corporations Proprietary Asset is licensed to an Acquired Corporation) to all material Acquired Corporation Proprietary Assets, free and clear of all Encumbrances and on, and subject to, the same terms and conditions as in effect immediately prior to the Closing. None of the Acquired Corporations has entered into any covenant not to compete or any Contract limiting its ability to exploit fully any Acquired Corporation Proprietary Assets owned or licensed by such Acquired Corporation or to transact business in any market or geographical area or with any Person.

            (c) Each Acquired Corporation has taken all reasonable steps that are required to protect such Acquired Corporation's rights in confidential information and trade secrets of the Acquired Corporation or provided by any other Person to the Acquired Corporation. Set forth on Schedule 2.6(c) of the Company Disclosure Letter is a list of each employee, consultant and contractor of the Acquired Corporations that has executed a proprietary information and confidentiality agreement substantially in the form previously made available to Parent and described on Schedule 2.6(c) of the Company Disclosure Letter.

      2.7 CONTRACTS.

            (a) For purposes of this Agreement, each of the following shall be deemed to constitute a "COMPANY MATERIAL CONTRACT", which Company Material Contracts and all amendments thereto, in each case as of the date of this Agreement are listed on Schedule 2.7 of the Company Disclosure Letter and copies of which have been made been made available to Parent:

                  (i) any Acquired Corporation Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Documents;

                  (ii) any Acquired Corporation Contract relating to (A) the employment of any employee or the services of any independent contractor or consultant and pursuant to which any of the Acquired Corporations is or may become obligated to make any severance or termination payment in excess of $50,000 or (B) any bonus, relocation or other payment in excess of a material amount to any current or former employee, independent contractor, consultant, officer or director (other than payments, in the case of (A) and (B) above, in respect of salary or pursuant to standard severance policies, existing bonus plans or standard relocation policies of the Company which are listed on
Schedule 2.7(a) or Schedule 2.12(a) of the Company Disclosure Letter);

                  (iii) any Acquired Corporation Contract relating to the acquisition, transfer, development, sharing or license of any material Proprietary Asset (except for any Acquired Corporation Contract pursuant to which (A) any material Proprietary Asset is licensed to the Acquired Corporations under any third party software license generally available for sale to the public, or (B) any material Proprietary Asset is licensed by any of the Acquired Corporations to any customer in connection with the sale of any product in the ordinary course of business consistent with prior practice);

                  (iv) any Acquired Corporation Contract with any officer, director or affiliate of the Company;

                  (v) any Acquired Corporation Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, under which an Acquired Corporation has continuing material obligations;

                  (vi) any Acquired Corporation Contract that involves the payment or expenditure by an Acquired Corporation in excess of $50,000 that may not be terminated by such Acquired Corporation (without penalty) within sixty
(60) days after the delivery of a termination notice by the applicable Acquired Corporation;

                  (vii) any Acquired Corporation Contract contemplating or involving the payment or delivery of cash or other consideration to an Acquired Corporation in excess of $50,000;

                  (viii) any Acquired Corporation Contract imposing any restriction on the right or ability of any Acquired Corporation to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, or (C) develop or distribute any material technology; and

                  (ix) any other Acquired Corporation Contract, if a breach of such Acquired Corporation Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

            (b) Each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms subject to (A) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, except to the extent they have expired in accordance with their terms and except where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Corporations. The Company has delivered to or made available to Parent true and complete copies of each Company Material Contract, except in the case of a Company Material Contract which is derived from a standard form agreement of the Acquired Corporations, the Company has delivered to or made available to Parent a form or forms of such agreement. In each case where a Company Material Contract is derived from a standard form agreement, all of the terms, conditions and provisions of such Company Material Contract are substantially similar with respect to material terms to the form agreement from which such agreement derived.

            (c) None of the Acquired Corporations has materially violated or breached, or committed any material default under, any Company Material Contract. To the Company's knowledge, no other Person has materially violated or breached, or committed any material default under, any Company Material Contract.

            (d) To the Company's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (i) result in a material violation or breach of any provision of any Company Material Contract by any of the Acquired Corporations; (ii) give any Person the right to declare a material default or exercise any remedy under any Company Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (iv) give any Person the right to cancel or terminate, or modify in any material respect, any Company Material Contract

      2.8 LIABILITIES.

            Except as disclosed in Company SEC Documents, since the Company Balance Sheet Date, none of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether due or to become due) required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities that are reflected in the "LIABILITIES" column of the Company Balance Sheet and the notes thereto,
(b) normal and recurring liabilities that have been incurred by the Acquired Corporations since the Company Balance Sheet Date in the ordinary course of business consistent with prior practice, and (c) liabilities incurred in connection with the transactions contemplated by this Agreement.

      2.9 COMPLIANCE WITH LEGAL REQUIREMENTS; FDA MATTERS.

            (a) Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements. Except as disclosed in the Company 10-K, within the past three (3) years none of the Acquired Corporations has received any written notice or, to the Company's knowledge, other communication from any Governmental Body regarding any actual or possible material violation of, or failure to comply in any material respect with, any Legal Requirement.

            (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations, each of the Acquired Corporations is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Government Body, including the United States Food and Drug Administration (the "FDA") and similar authorities in the U.S. and non-U.S. jurisdictions necessary for each Acquired Corporation to own, lease and operate its properties or to develop, produce, store, distribute, promote and sell its products or otherwise to carry on its business as it is now being conducted (the "COMPANY PERMITS"), and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations. Except for conflicts, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Acquired Corporations, no Acquired Corporation is in conflict with, or in violation or default of, (i) any law applicable to such Acquired Corporation or by which any property, asset, operation, or product of an Acquired Corporation is bound or affected, including the Federal Food, Drug and Cosmetic Act (the "FDCA"), the Comprehensive Drug Abuse Prevention and Control Act of 1970 (the "CDAPCA"), the Controlled Substance Act (the "CSA") and Medicare, Medicaid, and Anti-Kickback Statutes, HIPAA, the Federal False Claims Act, or any other similar act or law or (ii) any Company Permit.

            (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations:

                  (i) all manufacturing operations of the Acquired Corporations are being conducted in substantial compliance with applicable good manufacturing practices;

                  (ii) all necessary clearances or approvals from governmental agencies for all device products which are manufactured or sold by the Acquired Corporations have been obtained, and each Acquired Corporation is in substantial compliance with the most current form of each applicable clearance, approval, or regulatory standards applicable to devices for which no clearance or approval is required, with respect to the development, production, storage, distribution, promotion and sale by the such Acquired Corporation of such products;

                  (iii) all of the clinical studies which have been, or are being conducted by or for the Acquired Corporations, are being conducted in substantial compliance with generally accepted good clinical practices and all applicable government regulatory, statutory and other requirements;

                  (iv) to the knowledge of the Company, none of its respective officers, employees or agents (during the term of such person's employment by any Acquired Corporation or while acting as an agent of an Acquired Corporation) has made any untrue statement of a material fact or fraudulent statement to the FDA or any governmental agency (including non-U.S. regulatory agencies), failed to disclose a material fact required to be disclosed to the FDA or similar governmental agency (including non-U.S. regulatory agencies), or to the knowledge of the Company, committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar governmental agency

(including non-U.S. regulatory agencies) to invoke its Application Integrity Policy or similar governmental policy or regulation (including non-U.S. policies or regulations);

                  (v) to the knowledge of the Company, except as disclosed in the Company 10-K, no Acquired Corporation has received any written notice within the past three (3) years that the FDA or any similar governmental agency (including non-U.S. regulatory agencies) has commenced, or threatened to initiate, any action to withdraw its clearance or approval, or to request the recall of, any product of an Acquired Corporation, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of an Acquired Corporation;

                  (vi) to the knowledge of the Company, as to each medical device, drug, biologic or other article manufactured and/or distributed by an Acquired Corporation, such article is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or law of any jurisdiction (including non-U.S. jurisdictions); and

                  (vii) to the knowledge of the Company, none of the officers or employees of the Acquired Corporations (during the term of such person's employment by an Acquired Corporation or while acting as an agent of an Acquired Corporation), subsidiaries or affiliates was subject to an FDA debarment order, nor have any such persons been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any applicable law.

            (d) As to each product subject to the jurisdiction of the FDA under the FDCA which is developed, manufactured, tested, distributed, held and/or marketed by the Acquired Corporations, to the knowledge of the Company such product is being developed, manufactured, held and distributed in substantial compliance with all applicable requirements under the FDCA, if applicable, including such requirements relating to investigational use, pre-market clearance, registration and listing, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Acquired Corporations.

            (e) To the knowledge of the Company, each Acquired Corporation has, prior to the execution of this Agreement, provided to Parent copies of or made available for Parent's review any and all documents in its possession material to assessing the Acquired Corporation's compliance with the FDCA and implementing regulations for the prior three (3) years, including copies in its possession of (i) all FDA Inspection Reports (Form 483) and all correspondence between the Acquired Corporations and the FDA relating to each such Form 483, Warning Letters and company responses issued during the last three (3) years;
(ii) all audit reports performed during the last three (3) years, whether performed by the Acquired Corporations or an outside consultant; (iii) any material document (prepared by the Acquired Corporations) concerning any material oral or written communication received from the FDA or any other governmental department or agency during the last three (3) years; (iv) any administrative or judicial order, ruling, consent decree or agreement issued or entered into during the last three (3) years in which an Acquired Corporation or its respective predecessor companies were a named party; or (v) any recall notice or order and all company responses relating to any product of the Acquired Corporations.

            (f) Schedule 2.9(f) of the Company Disclosure Letter sets forth a complete and accurate list of (i) medical devices, drugs, biologics, or other articles manufactured or distributed by the Acquired Corporations and listed or registered with the FDA or similar U.S. or non-governmental agency, (ii) each clinical trial protocol submitted by the Acquired Corporations to the FDA or similar U.S. or non-U.S. governmental agency, (iii) each Pre-Market Approval application (PMA) or Pre-Market Notification (510(k)) and any amendments or supplements thereto filed by the Acquired Corporations pursuant to the FDCA, or any non-US. equivalents, (iv) each New Drug Application (NDA) or Biologic License Application (BLA) filed by the Acquired Corporations pursuant to the FDCA or the Public Health Service Act, as amended, or any non-U.S. equivalents.

            (g) (i) Each of the Acquired Corporations is in compliance, to the extent applicable, with any HIPAA Privacy Rule obligations, and the transactions contemplated by this Agreement are in accordance with, and will not violate or result in the violation of, HIPAA by the Acquired Corporations; (ii) no Acquired Corporation has received any communication or inquiry (whether written or oral) from the Department of Health and Human Services, the Federal Trade Commission, or any other Governmental Body regarding its failure to comply, in any material respect with one or more of HIPAA's provisions (other than an industry-wide communication not specifically targeted to any Acquired Corporation); (iii) no certification organization has concluded or stated that any Acquired Corporation has failed or may fail to comply with HIPAA or any requirement or element thereof, including one or more of the HIPAA electronic transaction standards; and (iv) no Acquired Corporation has received any communication (whether written or oral) from any individual, customer, or trading partner regarding its failure to comply in any material respect with one or more of HIPAA's provisions.

            (h) No Acquired Corporation is engaged in any activity, whether alone or in concert with one or more of its customers, which would constitute a violation of any Legal Requirement (including (i) federal fraud and abuse or similar laws pertaining to Medicare, Medicaid or any other federal health or insurance program; (ii) state laws pertaining to Medicaid or any other state health or insurance programs; (iii) state or federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or insurance fraud; and (iv) federal and state laws relating to collection agencies (in the performance of collection services) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provisions of health care services, the billing for such services provided to a beneficiary of any state, federal or private health or insurance program or credit collection services, except for violations that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Corporations. Without limiting the generality of the foregoing, no Acquired Corporation has directly or indirectly, knowingly and willfully paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which is or may be illegal under 42 U.S.C. Section 1320a-7b(b) or any similar state law.

            (i) No Acquired Corporation nor, to the knowledge of the Company, any of the Acquired Corporations' respective officers, directors, employees or agents (as those terms are defined under 42 C.F.R. 1001.1001): (i) has had a civil monetary penalty assessed against him, her or it, as the case may be, under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) has been debarred, excluded or suspended from participation under the Medicare program, Medicaid program or any other federal or state health program or any regulations promulgated thereunder; or (iii) has been charged with convicted of any criminal offense relating to the delivery of any item or service under Medicare, Medicaid, or other federal or state health program.

      2.10 GOVERNMENTAL AUTHORIZATIONS.

            Each of the Acquired Corporations holds all Governmental Authorizations necessary to enable such Acquired Corporation to conduct its business in the manner in which such business is currently being conducted except where the failure to hold such Governmental Authorizations would not be reasonably likely to have a Material Adverse Effect on the Acquired Corporations. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is in compliance in all material respects with the terms and requirements of such Governmental Authorizations. None of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply in any material respect with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

      2.11 TAX MATTERS.

            (a) The Acquired Corporations have paid or properly reserved for all Taxes, due and payable by any of them for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

            (b) Each of the Acquired Corporations has filed on a timely basis (taking into account any extensions of time an Acquired Corporation was granted) all material Tax Returns that it was required to file. None of the Acquired Corporations is currently the beneficiary of any extension of time within which to file any Tax Return. No claim that has not been resolved has ever been made to an Acquired Corporation by an authority in a jurisdiction where the Acquired Corporations do not file Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. None of the Acquired Corporations has given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of any of the Acquired Corporations that arose in connection with any failure (or alleged failure) to pay any Tax (other than liens for Taxes not yet due and payable).

            (c) The Acquired Corporations have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

            (d) None of the Acquired Corporations, including any director, officer or employee responsible for tax matters of the Acquired Corporations is aware of any facts or circumstances which would give rise to a likelihood that any relevant taxing authority may assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any liability for Taxes of the Acquired Corporations either (i) claimed or raised by any authority in writing or (ii) as to which such Acquired Corporation has knowledge based upon personal contact with any agent of such authority.
Schedule 2.11(d) to the Company Disclosure Letter sets forth as of the date of this Agreement a complete and accurate list of current open audits of Tax Returns filed by or on behalf of the Acquired Corporations with any Governmental Body.

            (e) The unpaid Taxes of the Acquired Corporations (i) did not, as of the date of the most recent Company Financial Statements, exceed the reserve for Tax Liability (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Corporations in filing their Tax Returns.

            (f) None of the Acquired Corporations is a party to any Tax allocation or sharing agreement. None of the Acquired Corporations has made any distribution of any "CONTROLLED CORPORATION" as that term is defined in Section 355(a)(1) of the Code. None of the Acquired Corporations (i) has been a member of an "AFFILIATED GROUP," as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return other than an affiliated group the common parent of which is the Company or (ii) has any Liability for the Taxes of any Person (other than any of the Acquired Corporations) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

            (g) None of the Acquired Corporations has filed a consent under
Section 341(f) of the Code concerning collapsible corporations. None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code, (ii) closing agreement as described in Section 7121 of the Code executed on or prior to the Closing Date, (iii) deferred intercompany gain or any excess loss account described in regulations under
Section 1502 of the Code or (iv) installment sale or open transaction disposition made on or prior to the Closing Date.

            (h) The Company is not a U.S. real property holding corporation within the meaning of Code Section 897(c)(2).

            (i) The Company has made available to Parent or its legal or accounting representative copies of (i) all foreign, federal and state income tax Returns for the Company and each of its subsidiaries filed for all periods including and after the period ended December 31, 2001, and (ii) the sales and use tax return for the Company for the State of Georgia for the period ending December 31, 2003.

            (j) Neither the Company nor any affiliate of the Company has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      2.12 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

            (a) Schedule 2.12(a) of the Company Disclosure Letter lists as of the date of this Agreement (i) all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) all employee welfare benefit plans (as defined in Section 3(1) of ERISA), (iii) all other pension, bonus, commission, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, fringe benefits and other similar benefit plans (including any fringe benefit under Section 132 of the Code and any foreign plans), programs, Contracts, arrangements or policies (including a specific identification of those which contain change of control provisions or pending change of control provisions), and (iv) any employment, executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), whether written or otherwise, as amended, modified or supplemented, of any Acquired Corporation or any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the Acquired Corporations or which is under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA (each a "COMPANY ERISA AFFILIATE") for the benefit of, or relating to, any former or current employee, independent contractor, officer or director (or any of their beneficiaries) of any Acquired Corporation or any other Company ERISA Affiliate (all such plans, programs, Contracts, agreements, arrangements or policies as described in this Section 2.12(a) shall be collectively referred to as the "COMPANY EMPLOYEE PLANS"). The Company has made available to Parent, in a reasonable time, place and manner, true and complete copies of (i) each such written Company Employee Plan (or a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments (including accountants' opinions, if applicable), filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA,
(iv) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination), and (v) financial and other information regarding current and projected liabilities, if any, with respect to each Company Employee Plan for which the filings described in (ii) or (iii) above are not required under ERISA.

            (b) (i) None of the Company Employee Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person (other than continuation coverage to the extent required by law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise); (ii) none of the Company Employee Plans is a "MULTIPLE EMPLOYER WELFARE ARRANGEMENT" (as defined in Section 3(40) of ERISA), a "MULTIPLE EMPLOYER PLAN" (as defined in Section 413(c) of the Code), or a "MULTIEMPLOYER PLAN" (as defined in Section 3(37) of ERISA), and neither the Acquired Corporations nor any Company ERISA Affiliate has ever contributed to, been required to contribute to, or otherwise had any obligation or liability in connection with a Multiple

Employer Plan or a Multiemployer Plan; (iii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject any of the Acquired Corporations, directly or indirectly, to any material tax, material penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code;
(iv) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which shall subject any of the Acquired Corporations, directly or indirectly, to any material penalty or liability for breach of fiduciary duty; (v) all Company Employee Plans have been established, maintained and operated in accordance with their terms and have been established, maintained and operated in substantial compliance with all applicable Legal Requirements; (vi) all Company Employee Plans may by their terms be amended and/or terminated at any time without the consent of any other Person subject to applicable Legal Requirements and the terms of each Company Employee Plan; (vii) each of the Acquired Corporations has performed all obligations required to be performed by them under, and are not in any respect in default under or in violation of, the terms and conditions of any Company Employee Plan; (viii) none of the Acquired Corporations has any knowledge of any default or violation by any other Person with respect to any of the Company Employee Plans; (ix) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to its qualified status under
Section 401(a) of the Code (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more Acquired Corporations), or has time remaining under applicable Treasury guidance to seek such a determination, and to the Company's knowledge nothing has occurred prior to or since the issuance of such letter (or could reasonably be expected to occur) which might impair such favorable determination or otherwise impair the qualified status of such plan; (x) no Acquired Corporation is currently subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or 4975 through 4980F of the Code or has any outstanding liability for any penalty or tax which is not otherwise reserved for or reflected in the Company Financial Statements; (xi) all material contributions required to be made or reserved, and all material premiums required to be paid by the Acquired Corporations, as appropriate, with respect to any Company Employee Plan pursuant to the terms of the Company Employee Plan, any Legal Requirements or any collective bargaining agreement, have been made, paid or reserved on or before their due dates (including any extensions thereof); (xii) all Company Employee Plans are either fully insured or funded by a related trust, and for each Company Employee Plan that is funded by a related trust, the fair market value of the assets of the related trust are at least equal to the liabilities of such Company Employee Plan; (xiii) there are no audits, inquiries or proceedings pending or threatened by the Internal Revenue Service or the Department of Labor with respect to any Company Employee Plan; and (xiv) no Company Employee Plan other than a Company Employee Plan intended to qualify under Section 401(a) of the Code provides for post-employment or retiree benefits.

            (c) None of the Acquired Corporations or any other Company ERISA Affiliate currently maintains, sponsors or participates in, or within the last five years has maintained, sponsored or participated in, or has any liability, contingent or otherwise, to, any "EMPLOYEE BENEFIT PLAN" (as defined in Section 3(3) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA.

            (d) Except for the anticipated acceleration of vesting of Company Options as described in Section 2.3(b) and Schedule 2.3(b) of the Company Disclosure Letter and as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either solely as a result thereof or as a result of such transactions in conjunction with another event) cause or result in an increase in the amount of compensation or benefits or timing of payment of any benefits or compensation payable in respect of any former or current employee, independent contractor or consultant (or any of their beneficiaries) of any of the Acquired Corporations.

            (e) There are no Legal Proceedings pending or, to the knowledge of the Company, threatened in respect of or relating to any Company Employee Plan. To the Company's knowledge, there are no facts or circumstances which could reasonably be expected to give rise to any such Legal Proceeding (other than routine benefit claims) in respect of or relating to any Company Employee Plan.

            (f) None of the Acquired Corporations has ever maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in Company capital stock. Since December 31, 2003, none of the Acquired Corporations has proposed or agreed to any increase in benefits under any Company Employee Plan (or the creation of new benefits) or change in employee coverage which would increase the expense of maintaining any Company Employee Plan. No person will be entitled to any severance benefits, acceleration of vesting of any the Company Options or the extension of any period during which any Company Options may be exercised, under the terms of any Company Employee Plan as a result of the consummation of the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with another event).

            (g) To the extent that any Company Employee Plan is required by any applicable Legal Requirement to be covered by any bond (e.g., fidelity or otherwise) in any particular amount, each such Company Employee Plan required to be covered by such bond has at all times been covered by such bond in accordance and in material compliance with all applicable Legal Requirements.

            (h) (i) There are no controversies pending or, to the knowledge of the Company, threatened, between any of the Acquired Corporations and any of their respective foreign or domestic former or current employees, officers, directors, independent contractors or consultants (or any of their beneficiaries), (ii) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting any Acquired Corporation, (iii) none of the Acquired Corporations is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Acquired Corporations, (iv) none of the employees of the Acquired Corporations are represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization involving employees of the Acquired Corporations has occurred, is in progress or, to the knowledge of the Company, is threatened, (v) the Acquired Corporations have each at all times been in compliance in all material respects with all applicable Legal Requirements governing or concerning labor relations, conditions of employment, employment discrimination or harassment, wages, hours, or occupational safety and health, and with any collective bargaining agreements (both foreign and domestic), (vi) there is no unfair labor practice charge or complaint against any of the Acquired Corporations pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vii) there is no grievance or arbitration demand or proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Acquired Corporations pending, or to the knowledge of the Company, threatened, against any Acquired Corporation, (viii) none of the Acquired Corporations is a federal or state contractor, (ix) to the Company's knowledge, neither the Occupational Safety and Health Administration nor any corresponding state or foreign agency is threatening to file any citation or complaint, and there are no pending citations or complaints, relating to the Acquired Corporations, and (x) there are no complaints, charges or claims against any Acquired Corporation pending or, to the knowledge of the Company, threatened, which could be brought or filed with any Governmental Body, court or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of, termination of employment of, or failure of any Acquired Corporation to employ any individual. There are no pending, threatened or reasonably anticipated claims against any of the Acquired Corporations under any workers' compensation disability policy or long-term policy.

            (i) No Company Employee Plan is a Voluntary Employees' Beneficiary Association within the meaning of Section 501(c)(9) of the Code.

            (j) All Company Employee Plans that are "GROUP HEALTH PLANS" as defined under the respective provision comply with and have been administered in compliance with the health care continuation-coverage requirements under Section 4980B(f) of the Code, Sections 601 through 607 of ERISA, all final Treasury regulations under Section 4890B of the Code explaining those requirements, and all other applicable Legal Requirements regarding continuation and/or conversion coverage and with Code Section 4980D and ERISA Sections 701 through 734, the requirements of the Family Medical Leave Act, the requirements of HIPAA, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, and any amendment to each such act or any similar provisions of state law applicable to employees of the Acquired Corporations.

            (k) No amount required to be paid or payable to or with respect to current or former employee of any of the Acquired Corporations in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "EXCESS PARACHUTE PAYMENT" within the meaning of Section 280G of the Code or will not be deductible under Sections 162(a)(1) or 404 of the Code.

            (l) Set forth on Schedule 2.12(l) of the Company Disclosure Letter is a list of all employees of each Acquired Corporation as of the date of this Agreement together with respect to each such employee (i) the employee's base salary and (ii) any severance that would be due upon termination with or without cause of such employee (other than pursuant to (A) severance or bonus policies or employment or change of control agreements in each case as in effect on the date of this Agreement and listed on Schedule 2.7(a) or Schedule 2.12(a) of the Company

Disclosure Letter, or (B) Legal Requirements applicable to each of the Acquired Corporations which is formed or incorporated under the laws of a foreign jurisdiction). Schedule 2.12(l) of the Company Disclosure Letter also sets forth with respect to each Company employee accrued paid time off payable to each such employee as of May 11, 2004.

            (m) None of the Acquired Corporations has taken any action that would constitute a "MASS LAYOFF," "MASS TERMINATION" or "PLANT CLOSING" within the meaning of the United States Worker Adjustment and Retraining Notification Act ("WARN ACT") or otherwise trigger notice requirements or liability under any federal, local, state, or foreign plant closing notice or collective dismissal law.

            (n) Each of the Acquired Corporations is in compliance with all immigration and naturalization Legal Requirements relating to employment and employees, each of the Acquired Corporations has properly completed and maintained in all material respects all applicable forms (including I-9 forms), there are no citations, investigations, enforcement proceedings or formal complaints concerning immigration or naturalization Legal Requirements pending or, to the knowledge of the Company, threatened before the United States Citizenship and Immigration Services or any related federal, state, foreign or administrative agency or court, involving or against the Acquired Corporations, and none of the Acquired Corporations has received notice of any violation of any immigration and naturalization Legal Requirement.

            (o) The classification by the Acquired Corporations or a Company ERISA Affiliate of individuals as employees or independent contractors has been made in compliance with all applicable Legal Requirements.

      2.13 ENVIRONMENTAL MATTERS.

            Each of the Acquired Corporations is in compliance with, and has conducted its activities in compliance with, all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all material permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except where the failure to so comply would not result in a material liability or clean up obligation on the Acquired Corporations. The consummation of the transactions contemplated by this Agreement will not affect the validity of such material permits and Governmental Authorizations held by the Company or any of the Acquired Corporations, and will not require any filing, notice, or remediation under any Environmental law. To the knowledge of the Company, there are no past or present events, conditions, activities, or practices which would reasonably be expected to prevent the Company's or any of the Acquired Corporations' compliance in all material respects with any Environmental Law, or which would reasonably be expected to give rise to any material liability of the Company or any of the Acquired Corporations under any Environmental Law. Within the past seven (7) years, none of the Acquired Corporations has received any written notice, or to its knowledge, other communication (in writing or otherwise) that alleges that any of the Acquired Corporations is not in material compliance with any Environmental Law, and the Company has no knowledge of any circumstances that would reasonably be expected to result in such claims or communications. To the Company's knowledge, no current or prior owner of any property owned, leased or controlled by any of the Acquired Corporations has received any written notice or other communication (in writing or otherwise) that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance with any Environmental Law in such a manner as would be reasonably likely to result in a material liability or clean up obligation on any Acquired Corporation. Neither the Company nor any of the Acquired Corporations has assumed by contract, agreement or otherwise any liabilities or obligations arising under any Environmental Law, or is currently performing any required investigation, response or other corrective action under any Environmental Law. There are no underground storage tanks or related piping on any property owned, leased, controlled by or used by any of the Acquired Corporations, and any former such tanks and piping have been removed or closed in accordance with applicable Environmental Laws. To the Company's knowledge, all property that is owned by, leased to, controlled by or used by any of the Acquired Corporations is free of any friable asbestos or asbestos-containing material.

      2.14 LEGAL PROCEEDINGS; ORDERS.

            Except as set forth in the Company SEC Documents or in Schedule 2.14 of the Company Disclosure Letter, there is no pending Legal Proceeding and, to the Company's knowledge, within the past twenty-four (24) months no Person has threatened to commence any Legal Proceeding, that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations, in each case which would be reasonably likely to be material to the Acquired Corporations; and there is no Order to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject.

      2.15 VOTE REQUIRED.

            The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders' Meeting is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and otherwise approve and consummate the Merger as set forth herein.

      2.16 NON-CONTRAVENTION; CONSENTS.

            Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger, or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of any of the provisions of the Company Organization Documents or any resolution adopted by the shareholders, the Board of Directors or any committee of the Board of Directors of any of the Acquired Corporations;

            (b) subject to such filings, if any, as may be required pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended ("HSR") and any Governmental Body action related thereto, contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject;

            (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Corporations or that is otherwise material to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations; or

            (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract (except for any such violation or breach which by its terms can be cured and is so cured within the applicable cure period or where the non-breaching party has no right to accelerate or terminate as a result of such violation or breach), or give any Person the right to (i) declare a default or exercise any remedy under any Company Material Contract, (ii) accelerate the maturity or performance of any Company Material Contract, or (iii) cancel, terminate or modify any term of any Company Material Contract.

            Except as may be required by the Exchange Act, the GBCC and the rules and regulations of the American Stock Exchange (as such rules and regulations relate to the Registration Statement and the Proxy Statement) and such filings as may be required pursuant to the HSR and except for any Consent required under any Company Material Contract, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in the case of subsections (x) and (y), where the failure to make such filing, give such notice or obtain any such consent would not have a Material Adverse Effect on the Acquired Corporations.

      2.17 OPINION OF FINANCIAL ADVISOR.

            The Company's Board of Directors has received the opinion of Brookwood Associates, LLC ("BROOKWOOD"), financial advisor to the Company, that as of the date of this Agreement, and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair to the shareholders of the Company from a financial point of view. The Company will furnish an accurate and complete copy of said opinion to Parent.

      2.18 FINANCIAL ADVISOR.

            Except with respect to Brookwood and Commonwealth Associates ("COMMONWEALTH"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of its agreements with Brookwood and Commonwealth.

      2.19 TAKEOVER STATUTES

            The approval of the Agreement, the Company Voting Agreement and the transactions contemplated hereby and the thereby, including the Merger, by the Board of Directors of the Company referred to in Section 2.2 constitutes the approval of this Agreement,

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

the Company Voting Agreements and the transactions contemplated hereby and thereby, including the Merger, for purposes of the GBCC and represents the only action necessary to ensure that any applicable "moratorium," "control share," "fair price," "business combination" or other applicable provision of the GBCC does not and will not apply to the execution, delivery or performance of this Agreement, the Company Voting Agreements, the Lock-Up Agreements or the consummation of the Merger and the other transactions contemplated hereby and thereby. The provisions of Section 1302 et. seq. of the GBCC providing for dissenters' rights do not apply to the Merger. To the Company's knowledge, no other Takeover Laws are applicable to the Merger, this Agreement, the Company Voting Agreements or any of the transactions contemplated hereby and thereby.

      2.20 INFORMATION TO BE SUPPLIED.

            None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Company Proxy Statement or Parent Proxy Statement will, at the time the Company Proxy Statement or the Parent Proxy Statement is mailed to the shareholders of the Company or to the stockholders of Parent, as the case may be, or at the time of the Company Shareholders' Meeting or the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or to be supplied by Parent or Merger Sub that is included or incorporated by reference in the foregoing documents.

      2.21 FOREIGN CORRUPT PRACTICES ACT.

            Neither the Company, any other Acquired Corporation, any of the Acquired Corporation's officers, directors, nor, to the Company's knowledge, any employees or agents (or shareholders), distributors, representatives or other persons acting on the express, implied or apparent authority of any Acquired Corporation, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Body in the United States or elsewhere in connection with or in furtherance of the business of any of the Acquired Corporations (including any unlawful offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist any Acquired Corporation in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). Neither the business of the Company nor of any other Acquired Corporation is in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements. Neither the Company nor any other Acquired Corporation has otherwise taken any action that could cause the Company or any other Acquired Corporation to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect.

      2.22 REAL PROPERTY.

            Except as set forth in Schedule 2.22 of the Company Disclosure Letter, the Company has good and marketable title to, or a valid leasehold interest in, all of its real properties, in each case free and clear of all Encumbrances. Schedule 2.22 of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Acquired Corporations at any time during the past five (5) years and a true and correct list of all real property currently leased by each of the Acquired Corporations identifying, with respect to each lease of such real property, the date of, the parties to, and any amendments, modifications, extensions or other supplements to such lease. No Acquired Corporation has sent or received any written notice of any default under any of the leases of real property to which it is party. No Acquired Corporation is in breach of, or in default under, any covenant, agreement, term or condition of or contained in any lease of real property to which it is a party and there has not occurred any event that with the lapse of time or the giving of notice or both could constitute such a default or breach.

      2.23 INSURANCE POLICIES.

            The Company has delivered to Parent prior to the date hereof a complete and accurate list of all insurance policies in force naming the Company, any of the other Acquired Corporations or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any other Acquired Corporation has paid or is obligated to pay all or part of the premiums. Neither the Company nor any other Acquired Corporation has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Acquired Corporations is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by the Company or any other Acquired Corporation as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or any other Acquired Corporation. Except for the self-insurance retentions or deductibles set forth in the policies contained in the aforementioned list, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of the Acquired Corporations that would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Except as disclosed in Parent SEC Documents or the Disclosure Letter delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement

(the "PARENT DISCLOSURE LETTER") and referred to in the section of the Parent Disclosure Letter corresponding to the section(s) of this Section 3 to which such disclosure applies (unless it is reasonably apparent that the disclosure or statement in one section of the Parent Disclosure Letter should apply to one or more sections thereof), Parent and Merger Sub represent and warrant to the Company as follows:

      3.1 DUE ORGANIZATION; SUBSIDIARIES.

            Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation, and each of the other RITA Corporations which is a "SIGNIFICANT SUBSIDIARY" (as defined in Regulation S-X) of Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation or formation. Each of the RITA Corporations has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its material obligations under all Parent Material Contracts. Each of the RITA Corporations is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements of all jurisdictions where the failure to be so qualified would have a Material Adverse Effect on the RITA Corporations. Parent has delivered or made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter or organizational documents of each of the RITA Corporations, including all amendments thereto (collectively, the "PARENT ORGANIZATION DOCUMENTS"). Parent has no Subsidiaries, except for the corporations identified in Schedule 3.1 of the Parent Disclosure Letter. Parent and each of its Subsidiaries identified in
Schedule 3.1 of the Parent Disclosure Letter are collectively referred to herein as the "RITA CORPORATIONS". None of the RITA Corporations has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than the RITA Corporations' interests in their Subsidiaries identified in
Schedule 3.1 of the Parent Disclosure Letter.

      3.2 AUTHORITY; BINDING NATURE OF AGREEMENT.

            Subject to the receipt of the stockholder approval contemplated by
Section 5.2, each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the approval of the stockholders of Parent. Parent hereby represents that its Board of Directors, at a meeting duly called and held on or prior to the date hereof, has by unanimous vote (i) determined that the Merger is in the best interests of Parent and its stockholders, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to make the Parent Recommendation to the stockholders of Parent. Merger Sub hereby represents that its Board of Directors, by unanimous written consent, approved and adopted this Agreement, declared it advisable and approved the Merger and the other transactions contemplated by this Agreement, and recommended that the Parent adopt this Agreement. Parent hereby represents that it, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement immediately after the execution and delivery of this Agreement by the parties hereto.

      3.3 CAPITALIZATION, ETC.

            (a) The authorized capital stock of Parent consists of: (i) 100,000,000 shares of Parent Common Stock and (ii) 2,000,000 shares of Parent Preferred Stock, of which 100,000 shares have been designated as Series A Participating Preferred Stock pursuant to the Parent Stockholder Rights Agreement. Parent has not authorized any other class of capital stock other than the Parent Common Stock and Parent Preferred Stock. As of May 11, 2004, 18,017,765 shares of Parent Common Stock have been issued or are outstanding and no shares of Preferred Stock have been issued or are outstanding. No shares of Parent Common Stock are held in Parent's treasury or are held by any of Parent's Subsidiaries. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of Parent. There is no Contract to which Parent is a party and, to Parent's knowledge, there is no Contract between other Persons, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, any shares of Parent Common Stock other than the Parent Voting Agreements and the Lock-Up Agreements. None of the RITA Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock.

            (b) As of May 11, 2004: (i) 4,764,080 shares of Parent Common Stock are reserved for issuance pursuant to stock options under the 1994 Incentive Stock Plan, of which options to acquire 109,228 shares of Parent Common Stock are outstanding; (ii) 3,500,000 shares of Parent Common Stock are reserved for issuance under the 2000 Stock Plan, of which 2,523,504 shares of Parent Common Stock are outstanding; (iii) 500,000 shares of Parent Common Stock are reserved for issuance pursuant to stock options under the 2000 Directors' Stock Option Plan, of which options to acquire 131,000 shares of Parent Common Stock are outstanding; and (iv) 341,647 shares of Parent Common Stock are available for purchase under the 2000 Employee Stock Purchase Plan (the "PARENT ESPP"). Stock options granted by Parent pursuant to the Parent Stock Option Plans, as well as any stock options granted by Parent outside of the Parent Stock Option Plans (but excluding the Parent ESPP), are referred to collectively herein as "PARENT OPTIONS." Schedule 3.3(b) of the Parent Disclosure Letter sets forth the following information with respect to each Parent Option outstanding as of May 11, 2004: (i) the particular plan pursuant to which such Parent Option was granted; (ii) the name of the optionee; (iii) the number of shares of Parent Common Stock subject to such Parent Option and the number of such shares that have been exercised; (iv) the current exercise price of such Parent Option; (v) the date on which such Parent Option was granted; (vi) the extent to which such Parent Option is vested and exercisable as of the date of this Agreement; (vii) the vesting schedule of such Parent Option including any acceleration of vesting upon a change in control of Parent; (viii) the expiration date of the Parent Option; and (ix) the period of time following termination of employment during which the Parent Option may be exercised if not expired. Parent has delivered or made available to Company accurate and complete copies of the Parent ESPP, all stock option plans pursuant to which Parent has granted Parent Options, and the forms of all stock option agreements evidencing such options. There have been no repricings of any Parent Options through amendments, cancellation and reissuance or other means during the current or prior two (2) calendar years. None of the Company Options have been granted in contemplation of the Merger or the transactions contemplated in this Agreement.

            (c) Except as set forth in Section 3.3(a) or Section 3.3(b) above, and other than the Parent Stockholder Rights Agreement and the rights thereunder, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the RITA Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the RITA Corporations; (iii) rights agreement, stockholder rights plan or similar plan commonly referred to as a "POISON PILL"; or (iv) Contract under which any of the RITA Corporations are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities ("PARENT RIGHTS AGREEMENTS") (items (i) through (iv) above, collectively, "PARENT STOCK RIGHTS").

            (d) All outstanding shares of Parent Common Stock, all outstanding Parent Options and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Contracts applicable to the issuance of Parent Common Stock, granting Parent Options and/or the issuance of shares of capital stock of any Parent Subsidiary. All of the outstanding shares of capital stock of each of the Parent's Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and, except as required by Legal Requirements applicable to each of the RITA Corporations which is formed or incorporated under the laws of a foreign jurisdiction, are owned beneficially and of record by Parent, free and clear of any Encumbrances. Schedule 3.3(d) of the Parent Disclosure Letter sets forth all entities (other than Subsidiaries) in which any of the RITA Corporations has any ownership interest and the amount of such interest.

            (e) Parent directly owns all of the outstanding stock of Merger Sub.

      3.4 SEC FILINGS; FINANCIAL STATEMENTS.

            (a) All statements, reports, schedules, forms, exhibits and other documents required to have been filed by Parent with the SEC since January 1, 1999 (the "PARENT SEC DOCUMENTS") have been so filed. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) The Parent SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section

1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither Parent nor any of its officers has received any notice from the SEC or any other Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

            (c) Parent is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, and the provisions of the Exchange Act and the Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to Parent.

            (d) The financial statements (including related notes, if any) contained in the Parent SEC Documents (the "PARENT FINANCIAL STATEMENTS"): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or are not reasonably expected to be, individually or in the aggregate, material), and
(iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries for the periods covered thereby. For purposes of this Agreement, "PARENT BALANCE SHEET" means that consolidated balance sheet of Parent and its consolidated subsidiaries as of December 31, 2003 set forth in the Parent's Annual Report on Form 10-K filed with the SEC on March 15, 2004, as amended by the Form 10-K/A filed by Parent with the SEC on April 29, 2004 (the "PARENT 10-K") and the "PARENT BALANCE SHEET DATE" means December 31, 2003.

      3.5 ABSENCE OF CHANGES.

            (a) Since the Parent Balance Sheet Date,

                  (i) none of the RITA Corporations has made any material changes in its pricing polices or payment or credit practices or failed to pay any creditor any material amount owed to such creditor when due or granted any extensions or credit other than in the ordinary course of business consistent with prior practice;

                  (ii) none of the RITA Corporations has terminated or closed any material facility, business or operation;

                  (iii) none of the RITA Corporations has written up or written down any of its material assets; and

                  (iv) there has been no material loss, destruction or damage to any item of property of the RITA Corporations, whether or not insured.

            (b) Except as set forth in Schedule 3.5(b) of the Parent Disclosure Letter, since the Parent Balance Sheet Date and through the date of this
Agreement:

                  (i) there has not been any event that has had a Material Adverse Effect on the RITA Corporations, and no fact, event, circumstance or condition exists or has occurred that could reasonably be expected to have a Material Adverse Effect on the RITA Corporations;

                  (ii) each of the RITA Corporations has operated its respective business in the ordinary course consistent with prior practice;

                  (iii) none of the RITA Corporations has (A) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; (B) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (C) made any capital expenditure which, when added to all other capital expenditures made on behalf of the RITA Corporations since the Parent Balance Sheet Date, exceeds $350,000, in the aggregate; (D) made any material Tax election; (E) settled any Legal Proceedings involving amounts in excess of $25,000; or (F) entered into or consummated any transactions with any affiliate;

                  (iv) none of the RITA Corporations has (A) sold or otherwise disposed of, or acquired, leased, licensed, waived or relinquished any material right or other material asset to, from or for the benefit of, any other Person except for rights or other assets sold, disposed of, acquired, leased, licensed, waived or relinquished in the ordinary course of business consistent with prior practice; (B) mortgaged, pledged or subjected to any Encumbrance any of their respective property, business or assets; (C) entered into or amended any lease of real property (whether as lessor or lessee); or (D) canceled or compromised any debt or claim other than accounts receivable in the ordinary course of business consistent with prior practice;

                  (v) none of the RITA Corporations has (A) amended or waived any of its material rights under, or permitted the acceleration of vesting under, any provision of any of the Parent Employee Plans or any provision of any agreement or Parent Stock Option Plan evidencing any outstanding Parent Option;
(B) caused or permitted any Parent Employee Plan to be amended in any material respect; or (C) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or consultants;

                  (vi) there has been no material labor dispute (including any work slowdown, stoppage or strike) involving the RITA Corporations;

                  (vii) none of the RITA Corporations has made any change in its methods of accounting or accounting practices;

                  (viii) none of the RITA Corporations has made any loan, advance or capital contributions to, or any other investment in, any Person;

                  (ix) none of the RITA Corporations has terminated or amended, or suffered a termination of, any Parent Material Contract;

                  (x) none of the RITA Corporations has entered into any contractual obligation to do any of the things referred to elsewhere in this
Section 3.5; and

                  (xi) there has been no material development in any Legal Proceeding described in a Parent SEC Document that has not been disclosed under the caption "Legal Proceedings" in the Parent 10-K.

      3.6 PROPRIETARY ASSETS.

            (a) Schedule 3.6(a) of the Parent Disclosure Letter sets forth as of the date of this Agreement (i) all U.S. and foreign patents, patent applications, registered trademarks, unregistered trademarks, trademark applications, copyright registrations and copyright applications, Internet domain names, computer software (other than third party software generally available for sale to the public) and fictitious name and assumed name registrations owned by any of the RITA Corporations, (ii) all patent applications and other Proprietary Assets that are currently in the name of inventors or other Persons and for which a RITA Corporation has the right to receive an assignment and (iii) all material third party licenses for Proprietary Assets to which a RITA Corporation is the licensee party and which are not set forth on Schedule 3.7(a)(iii) of the Parent Disclosure Letter. Each RITA Corporation has good, valid and marketable title to, or has a valid right to use, license or otherwise exploit, all of the material RITA Corporation Proprietary Assets necessary for the conduct of such RITA Corporation's business as presently conducted, free and clear of all Encumbrances. None of the RITA Corporations has developed jointly with any other Person any material RITA Corporation Proprietary Asset with respect to which such other Person has any rights. Other than Contracts entered into in the ordinary course of business consistent with prior practice that are not, with respect to any individual Contract, material to the RITA Corporations, there is no RITA Corporation Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any RITA Corporation Proprietary Asset owned or exclusively licensed by any of the RITA Corporations.

            (b) (i) To Parent's knowledge, all RITA Corporation Proprietary Assets owned by any of the RITA Corporations are valid, enforceable, subsisting and in effect; (ii) to the Parent's knowledge none of the RITA Corporation Proprietary Assets and no Proprietary Asset that is currently being developed or reduced to practice or which is the subject of a current invention disclosure by any of the RITA Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) to Parent's knowledge, none of the products or services that is or has been designed, created, developed, assembled, performed, manufactured, sold, marketed or licensed by any of the RITA Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and, to Parent's knowledge, none of such products or services has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the RITA Corporations has received any written notice or of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) to Parent's knowledge, the operation of the business of each RITA Corporation as it currently is conducted does not, and will not when conducted following the Closing, infringe or misappropriate or make any unlawful or unauthorized use of any Proprietary Asset of any other Person; and (v) to

Parent's knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material RITA Corporation Proprietary Asset. The RITA Corporation Proprietary Assets constitute all the material Proprietary Assets necessary to enable each of the RITA Corporations to conduct its business in the manner in which such business is being conducted. None of the RITA Corporations has entered into any covenant not to compete or any Contract limiting its ability to exploit fully any RITA Corporation Proprietary Assets owned or licensed by such RITA Corporation or to transact business in any market or geographical area or with any Person.

            (c) Each RITA Corporation has taken all reasonable steps that are required to protect such RITA Corporation's rights in confidential information and trade secrets of the RITA Corporation or provided by any other Person to the RITA Corporation. Without limiting the foregoing, each RITA Corporation has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information and confidentiality agreement, substantially in the forms previously made available to the Company and listed on Schedule 3.6(c) of the Parent Disclosure Letter, and all current and former employees, consultants and contractors of such RITA Corporation have executed such an agreement.

      3.7 CONTRACTS.

            (a) For purposes of this Agreement, each of the following shall be deemed to constitute a "PARENT MATERIAL CONTRACT", which Parent Material Contracts and all amendments thereto, in each case as of the date of this Agreement are listed on Schedule 3.7 of the Parent Disclosure Letter and copies of which have been made been made available to the Company:

                  (i) any RITA Corporation Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Parent SEC Documents;

                  (ii) any RITA Corporation Contract relating to (A) the employment of any employee or the services of any independent contractor or consultant and pursuant to which any of the RITA Corporations is or may become obligated to make any severance or termination payment in excess of $50,000 or
(B) any bonus, relocation or other payment in excess of a material amount to any current or former employee, independent contractor, consultant, officer or director (other than payments, in the case of (A) and (B) above, in respect of salary or pursuant to standard severance policies, existing bonus plans or standard relocation policies of Parent which are listed on Schedule 3.7(a) or
Schedule 3.12(a) of the Parent Disclosure Letter);

                  (iii) any RITA Corporation Contract relating to the acquisition, transfer, development, sharing or license of any material Proprietary Asset (except for any RITA Corporation Contract pursuant to which
(A) any material Proprietary Asset is licensed to the RITA Corporations under any third party software license generally available for sale to the public, or
(B) any material Proprietary Asset is licensed by any of the RITA Corporations to any customer in connection with the sale of any product in the ordinary course of business consistent with prior practice);

                  (iv) any RITA Corporation Contract with any officer, director or affiliate of Parent;

                  (v) any RITA Corporation Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, under which a RITA Corporation has continuing material obligations;

                  (vi) any RITA Corporation Contract that involves the payment or expenditure by a RITA Corporation in excess of $50,000 that may not be terminated by such RITA Corporation (without penalty) within sixty (60) days after the delivery of a termination notice by the applicable RITA Corporation;

                  (vii) any RITA Corporation Contract contemplating or involving the payment or delivery of cash or other consideration to a RITA Corporation in excess of $50,000;

                  (viii) any RITA Corporation Contract imposing any restriction on the right or ability of any RITA Corporation to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, or (C) develop or distribute any material technology; and

                  (ix) any other RITA Corporation Contract, if a breach of such RITA Corporation Contract could reasonably be expected to have a Material Adverse Effect on the RITA Corporations.

            (b) Each Parent Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms subject to (A) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, except to the extent they have expired in accordance with their terms and except where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the RITA Corporations. Parent has delivered to or made available to the Company true and complete copies of each Parent Material Contract, except in the case of a Parent Material Contract which is derived from a standard form agreement of the RITA Corporations, Parent has delivered to or made available to the Company a form or forms of such agreement. In each case where a Parent Material Contract is derived from a standard form agreement, all of the terms, conditions and provisions of such Parent Material Contract are substantially similar with respect to material terms to the form agreement from which such agreement derived.

            (c) None of the RITA Corporations has materially violated or breached, or committed any material default under, any Parent Material Contract. To Parent's knowledge, no other Person has materially violated or breached, or committed any material default under, any Parent Material Contract.

            (d) To Parent's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (i) result in a material violation or breach of any provision of any Parent Material Contract by any

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of the RITA Corporations; (ii) give any Person the right to declare a material default or exercise any remedy under any Parent Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Parent Material Contract; or (iv) give any Person the right to cancel or terminate, or modify in any material respect, any Parent Material Contract

      3.8 LIABILITIES.

            Except as disclosed in Parent SEC Documents, since the Parent Balance Sheet Date, none of the RITA Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether due or to become due) required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities that are reflected in the "LIABILITIES" column of the Parent Balance Sheet and the notes thereto, (b) normal and recurring liabilities that have been incurred by the RITA Corporations since the Parent Balance Sheet Date in the ordinary course of business consistent with prior practice, and (c) liabilities incurred in connection with the transactions contemplated by this Agreement.

      3.9 COMPLIANCE WITH LEGAL REQUIREMENTS; FDA MATTERS.

            (a) Each of the RITA Corporations is in compliance in all material respects with all applicable Legal Requirements. Within the past three (3) years, none of the RITA Corporations has received any written notice or, to Parent's knowledge, other communication from any Governmental Body regarding any actual or possible material violation of, or failure to comply in all material respects with, any Legal Requirement.

            (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the RITA Corporations, each of the RITA Corporations is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Government Body, including the FDA and similar authorities in the U.S. and non-U.S. jurisdictions necessary for each RITA Corporation to own, lease and operate its properties or to develop, produce, store, distribute, promote and sell its products or otherwise to carry on its business as it is now being conducted (the "PARENT PERMITS"), and, as of the date of this Agreement, no suspension or cancellation of any of Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on the RITA Corporations. Except for conflicts, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect on the RITA Corporations, no RITA Corporation is in conflict with, or in violation or default of, (i) any law applicable to such RITA Corporation or by which any property, asset, operation, or product of a RITA Corporation is bound or affected, including the FDCA, the CDAPCA, the CSA, Medicare, Medicaid, Anti-Kickback Statutes, HIPAA, the Federal False Claims Act, or any other similar act or law or (ii) any Parent Permit.

            (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the RITA Corporations:

                  (i) all manufacturing operations of the RITA Corporations are being conducted in substantial compliance with applicable good manufacturing practices;

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

                  (ii) all necessary clearances or approvals from governmental agencies for all device products which are manufactured or sold by the RITA Corporations have been obtained, and each RITA Corporation is in substantial compliance with the most current form of each applicable clearance, approval, or regulatory standards applicable to devices for which no clearance or approval is required, with respect to the development, production, storage, distribution, promotion and sale by the such RITA Corporation of such products;

                  (iii) all of the clinical studies which have been, or are being conducted by or for the RITA Corporations, are being conducted in substantial compliance with generally accepted good clinical practices and all applicable government regulatory, statutory and other requirements;

                  (iv) to the knowledge of Parent, none of its respective officers, employees or agents (during the term of such person's employment by any RITA Corporation or while acting as an agent of a RITA Corporation) has made any untrue statement of a material fact or fraudulent statement to the FDA or any governmental agency (including non-U.S. regulatory agencies), failed to disclose a material fact required to be disclosed to the FDA or similar governmental agency (including non-U.S. regulatory agencies), or to the knowledge of Parent, committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar governmental agency (including non-U.S. regulatory agencies) to invoke its Application Integrity Policy or similar governmental policy or regulation (including non-U.S. policies or regulations);

                  (v) to the knowledge of Parent, no RITA Corporation has received any written notice within the past three (3) years that the FDA or any similar governmental agency (including non-U.S. regulatory agencies) has commenced, or threatened to initiate, any action to withdraw its clearance or approval, or to request the recall, of any product of a RITA Corporation, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of a RITA Corporation;

                  (vi) to the knowledge of Parent, as to each medical device, drug, biologic or other article manufactured and/or distributed by a RITA Corporation, such article is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or law of any jurisdiction (including non-U.S. jurisdictions); and

                  (vii) to the knowledge of Parent, none of the officers or employees of the RITA Corporations (during the term of such person's employment by a RITA Corporation or while acting as an agent of a RITA Corporation), subsidiaries or affiliates was subject to an FDA debarment order, nor have any such persons been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any applicable law.

            (d) As to each product subject to the jurisdiction of the FDA under the FDCA which is developed, manufactured, tested, distributed, held and/or marketed by the RITA Corporations, to the knowledge of Parent such product is being developed, manufactured, held and distributed in substantial compliance with all applicable requirements under the FDCA, if applicable, including such requirements relating to investigational use, pre-market clearance, registration and listing, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect on the RITA Corporations.

            (e) To the knowledge of Parent, each RITA Corporation has, prior to the execution of this Agreement, provided to Parent copies of or made available for Parent's review any and all documents in its possession material to assessing the RITA Corporation's compliance with the FDCA and implementing regulations for the prior three (3) years, including copies in its possession of
(i) all FDA Inspection Reports (Form 483) and all correspondence between the Acquired Corporation and the FDA relating to each such Form 483, Warning Letters and company responses issued during the last three (3) years; (ii) all audit reports performed during the last three (3) years, whether performed by the RITA Corporations or an outside consultant; (iii) any material document (prepared by the RITA Corporations) concerning any material oral or written communication received from the FDA, or any other governmental department or agency during the last three (3) years; (iv) any administrative or judicial order, ruling, consent decree or agreement issued or entered into during the last three (3) years in which a RITA Corporation or its respective predecessor companies were a named party; or (v) any recall notice or order and all company responses relating to any product of the RITA Corporations.

            (f) Schedule 3.9(f) of Parent Disclosure Letter sets forth a complete and accurate list of (i) medical devices, drugs, biologics, or other article manufactured or distributed by the RITA Corporations and listed or registered with the FDA or similar U.S. or non-U.S. governmental agency, (ii) each clinical trial protocol submitted by the RITA Corporations to the FDA or similar U.S. or non-U.S. governmental agency, (iii) each Pre-Market Approval application (PMA) or Premarket Notification (510(k)) and any amendments or supplements thereto filed by the RITA Corporations pursuant to the FDCA, or any non-US. equivalents, (iv) each New Drug Application (NDA) or Biologic License Application (BLA) filed by RITA Corporations pursuant to the FDCA or the Public Health Service Act, as amended, or any non-U.S. equivalents.

            (g) (i) Each of the RITA Corporations is in compliance, to the extent applicable, with any HIPAA Privacy Rule obligations, and the transactions contemplated by this Agreement are in accordance with, and will not violate or result in the violation of, HIPAA by the RITA Corporations; (ii) no RITA Corporation has received any communication or inquiry (whether written or oral) from the Department of Health and Human Services, the Federal Trade Commission, or any other Governmental Body regarding its failure to comply, in any material respect with one or more of HIPAA's provisions (other than an industry-wide communication not specifically targeted to any RITA Corporation); (iii) no certification organization has concluded or stated that any RITA Corporation has failed or may fail to comply with HIPAA or any requirement or element thereof, including one or more of the HIPAA electronic transaction standards; and (iv) no RITA Corporation has received any communication (whether written or oral) from any individual, customer, or trading partner regarding its failure to comply in any material respect with one or more of HIPAA's provisions.

            (h) No RITA Corporation is engaged in any activity, whether alone or in concert with one or more of its customers, which would constitute a violation of any Legal Requirement (including (i) federal fraud and abuse or similar laws pertaining to Medicare, Medicaid or any other federal health or insurance program; (ii) state laws pertaining to Medicaid or any other state health or insurance programs; (iii) state or federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or insurance fraud; and (iv) federal and state laws relating to collection agencies in the performance of collection services) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provisions of health care services, the billing for such services provided to a beneficiary of any state, federal or private health or insurance program or credit collection services, except for violations that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the RITA Corporations. Without limiting the generality of the foregoing, no RITA Corporation has directly or indirectly, knowingly and willfully paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which is or may be illegal under 42 U.S.C. Section 1320a-7b(b) or any similar state law.

            (i) No RITA Corporation nor, to the knowledge of the Parent, any of the RITA Corporations' respective officers, directors, employees or agents (as those terms are defined under 42 C.F.R. 1001.1001): (i) has had a civil monetary penalty assessed against him, her or it, as the case may be, under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) has been debarred, excluded or suspended from participation under the Medicare program, Medicaid program or any other federal or state health program or any regulations promulgated thereunder; or (iii) has been charged with convicted of any criminal offense relating to the delivery of any item or service under Medicare, Medicaid, or other federal or state health program.

      3.10 GOVERNMENTAL AUTHORIZATIONS.

            Each of the RITA Corporations holds all Governmental Authorizations necessary to enable such RITA Corporation to conduct its business in the manner in which such business is currently being conducted except where the failure to hold such Governmental Authorizations would not be reasonably likely to have a Material Adverse Effect on the RITA Corporations. All such Governmental Authorizations are valid and in full force and effect. Each RITA Corporation is in compliance in all material respects with the terms and requirements of such Governmental Authorizations. None of the RITA Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply in any material respect with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

      3.11 TAX MATTERS.

            (a) The RITA Corporations have paid or properly reserved for all Taxes, due and payable by any of them for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

            (b) Each of the RITA Corporations has filed on a timely basis (taking into account any extensions of time a RITA Corporation was granted) all material Tax Returns that it was required to file. None of the RITA Corporations is currently the beneficiary of any extension of time within which to file any Tax Return. No claim that has not been resolved has ever been made to a RITA Corporation by an authority in a jurisdiction where the RITA Corporations do not file Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. None of the RITA Corporations has given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of any of the RITA Corporations that arose in connection with any failure (or alleged failure) to pay any Tax (other than liens for Taxes not yet due and payable).

            (c) The RITA Corporations have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (d) None of the RITA Corporations, including any director, officer or employee responsible for tax matters of the RITA Corporations is aware of any facts or circumstances which would give rise to a likelihood that any relevant taxing authority may assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any liability for Taxes of the RITA Corporations either (i) claimed or raised by any authority in writing or (ii) as to which such RITA Corporation has knowledge based upon personal contact with any agent of such authority. Schedule 3.11(d) to the Parent Disclosure Letter sets forth as of the date of this Agreement a complete and accurate list of current open audits of Tax Returns filed by or on behalf of the RITA Corporations with any Governmental Body.

            (e) The unpaid Taxes of the RITA Corporations (i) did not, as of the date of the most recent Parent Financial Statements, exceed the reserve for Tax Liability (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Parent Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the RITA Corporations in filing their Tax Returns.

            (f) None of the RITA Corporations is a party to any Tax allocation or sharing agreement. None of the RITA Corporations (i) has been a member of an "AFFILIATED GROUP," as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return other than an affiliated group the common parent of which is Parent or (ii) has any Liability for the Taxes of any Person (other than any of the RITA Corporations) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

            (g) None of the RITA Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code, (ii) closing agreement as described in Section 7121 of the Code executed on or prior to the Closing Date,
(iii) deferred intercompany gain or any excess loss account described in regulations under Section 1502 of the Code or (iv) installment sale or open transaction disposition made on or prior to the Closing Date.

            (h) Parent is not a U.S. real property holding corporation within the meaning of Code Section 897(c)(2).

            (i) Parent has made available to the Company or its legal or accounting representative copies of all foreign, federal and state income tax and all state sales and use tax Returns for Parent and each of its subsidiaries filed for all periods including and after the tax period ended December 31, 1998.

            (j) (i) Parent does not have any plan or intention to reacquire, nor does any Person "related" to Parent (within the meaning of Treasury Regulation
Section 1.368-1(e)(3)) have a plan or intention to acquire, any Parent stock that will be issued in the Merger; except for (i) possible share repurchases pursuant to Parent's preexisting stock repurchase program made on the open market, through a broker at the then prevailing market price, in which the identity of the shareholder is not known to Parent or (ii) repurchases made in connection with the termination of employees in the ordinary course of business.

                  (ii) Parent has no plan or intention to liquidate the Company or to cause the Company to merge into another corporation following the Merger.

                  (iii) Parent has no plan or intention to cause the Company to sell, transfer or otherwise to dispose of any of its assets following the Merger, except for dispositions made in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder.

                  (iv) Parent has no plan or intention to sell or otherwise to dispose of any stock of the Company that will be acquired by Parent in the Merger, except for transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder.

                  (v) Following the Merger, Parent or one or more members of Parent's "qualified group" intends to continue the Company's "historic business" or to use a significant portion of its "historic business assets" in a business (within the meaning of Section 1.368-1(d) of the Treasury Regulations), assuming that the assets of, and the business conducted by, the Company on the Closing Date constitute the Company's historic business assets and historic business, respectively.

                  (vi) Parent has no plan or intention following the Merger to cause the Company to issue additional shares of its stock that will result in Parent losing "control" of the Company (within the meaning of Section 368(c) of the Code).

                  (vii) Parent will own directly 100% of the capital stock of Merger Sub at the time of the Merger.

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

      3.12 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS

            (a) Schedule 3.12(a) of the Parent Disclosure Letter lists as of the date of this Agreement (i) all employee pension benefit plans (as defined in Section 3(2) of ERISA), (ii) all employee welfare benefit plans (as defined in
Section 3(1) of ERISA), (iii) all other pension, bonus, commission, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, fringe benefits and other similar benefit plans (including any fringe benefit under Section 132 of the Code and any foreign plans), programs, Contracts, arrangements or policies (including a specific identification of those which contain change of control provisions or pending change of control provisions), and (iv) any employment, executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), whether written or otherwise, as amended, modified or supplemented, of any RITA Corporation or any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the RITA Corporations or which is under common control with any of the RITA Corporations within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA (each, a "PARENT ERISA AFFILIATE") for the benefit of, or relating to, any former or current employee, independent contractor, officer or director (or any of their beneficiaries) of any RITA Corporation or any other Parent ERISA Affiliate (all such plans, programs, Contracts, agreements, arrangements or policies as described in this Section 3.12(a) shall be collectively referred to as the "PARENT EMPLOYEE PLANS"). Parent has made available to the Company, in a reasonable time, place and manner, true and complete copies of (i) each such written Parent Employee Plan (or a written description of any Parent Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments (including accountants' opinions, if applicable), filed with respect to each Parent Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Parent Employee Plan subject to Title IV of ERISA,
(iv) the most recent favorable determination letters issued for each Parent Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination), and (v) financial and other information regarding current and projected liabilities, if any, with respect to each Parent Employee Plan for which the filings described in (ii) or (iii) above are not required under ERISA.

            (b) (i) None of the Parent Employee Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person (other than continuation coverage to the extent required by law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise); (ii) none of the Parent Employee Plans is a Multiple Employer Welfare Arrangement, a Multiple Employer Plan or a Multiemployer Plan, and neither the RITA Corporations nor any Parent ERISA Affiliate has ever contributed to, been required to contribute to, or otherwise had any obligation or liability in connection with a Multiple Employer Plan or a Multiemployer Plan; (iii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction with respect to any Parent Employee Plan which could subject any of the RITA Corporations, directly or indirectly, to any material tax, material penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iv) no fiduciary of any Parent Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which shall subject any of the RITA Corporations, directly or indirectly, to any material penalty or liability for breach of fiduciary duty; (v) all Parent Employee Plans have been established, maintained and operated in accordance with their terms and have been established, maintained and operated in substantial compliance with all applicable Legal Requirements; (vi) all RITA Employee Plans may by their terms be amended and/or terminated at any time without the consent of any other Person subject to applicable Legal Requirements and the terms of each Parent Employee Plan; (vii) each of the RITA Corporations has performed all obligations required to be performed by them under, and are not in any respect in default under or in violation of, the terms and conditions of any Parent Employee Plan; (viii) none of the RITA Corporations has any knowledge of any default or violation by any other Person with respect to any of the Parent Employee Plans; (ix) each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more RITA Corporations), or has time remaining under applicable Treasury guidance to seek such a determination, and to Parent's knowledge nothing has occurred prior to or since the issuance of such letter (or could reasonably be expected to occur) which might impair such favorable determination or otherwise impair the qualified status of such plan; (x) no RITA Corporation is currently subject to any penalty or tax with respect to any Parent Employee Plan under
Section 502(i) of ERISA or 4975 through 4980F of the Code or has any outstanding liability for any penalty or tax which is not otherwise reserved for or reflected in the Parent Financial Statements; (xi) all material contributions required to be made or reserved, and all material premiums required to be paid by the RITA Corporations, as appropriate, with respect to any Parent Employee Plan pursuant to the terms of the Parent Employee Plan, any Legal Requirements or any collective bargaining agreement, have been made, paid or reserved on or before their due dates (including any extensions thereof); and (xii) all Parent Employee Plans are either fully insured or funded by a related trust, and for each Parent Employee Plan that is funded by a related trust, the fair market value of the assets of the related trust are at least equal to the liabilities of such Parent Employee Plan; (xiii) there are no audits, inquiries or proceedings pending or threatened by the Internal Revenue Service or the Department of Labor with respect to any Parent Employee Plan; and (xiv) no Parent Employee Plan other than a Parent Employee Plan intended to qualify under
Section 401(a) of the Code provides for post-employment or retiree benefits.

            (c) None of the RITA Corporations or any other Parent ERISA Affiliate currently maintains, sponsors or participates in, or within the last five years has maintained, sponsored or participated in, or has any liability, contingent or otherwise, to, any "EMPLOYEE BENEFIT PLAN" (as defined in Section 3(3) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA.

            (d) The consummation of the transactions contemplated by this Agreement will not (either solely as a result thereof or as a result of such transactions in conjunction with another event) cause or result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any former or current employee, independent contractor or consultant (or any of their beneficiaries) of any of the RITA Corporations.

            (e) There are no Legal Proceedings pending or, to the knowledge of Parent, threatened in respect of or relating to any Parent Employee Plan. To Parent's knowledge, there are no facts or circumstances which could reasonably be expected to give rise to any such Legal Proceeding (other than routine benefit claims) in respect of or relating to any Parent Employee Plan.

            (f) None of the RITA Corporations has ever maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Parent Employee Plan that invests in Parent capital stock. Since June 30, 2003, none of the RITA Corporations has proposed or agreed to any increase in benefits under any Parent Employee Plan (or the creation of new benefits) or change in employee coverage which would increase the expense of maintaining any Parent Employee Plan. No person will be entitled to any severance benefits, acceleration of vesting of any the Parent Options or the extension of any period during which any Parent Options may be exercised, under the terms of any Parent Employee Plan as a result of the consummation of the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with another event).

            (g) To the extent that any Parent Employee Plan is required by any applicable Legal Requirement to be covered by any bond (e.g., fidelity or otherwise) in any particular amount, each such Parent Employee Plan required to be covered by such bond has at all times been covered by such bond in accordance and in material compliance with all applicable Legal Requirements.

            (h) (i) There are no controversies pending or, to the knowledge of Parent, threatened, between any of the RITA Corporations and any of their respective foreign or domestic former or current employees, officers, directors, independent contractors or consultants (or any of their beneficiaries), (ii) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Parent, threatened against or affecting any RITA Corporation, (iii) none of the RITA Corporations is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the RITA Corporations, (iv) none of the employees of the RITA Corporations are represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization involving employees of the RITA Corporations has occurred, is in progress or, to the knowledge of Parent, is threatened, (v) the RITA Corporations have each at all times been in compliance in all material respects with all applicable Legal Requirements governing or concerning labor relations, conditions of employment, employment discrimination or harassment, wages, hours, or occupational safety and health, and with any collective bargaining agreements (both foreign and domestic), (vi) there is no unfair labor practice charge or complaint against any of the RITA Corporations

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

pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency, (vii) there is no grievance or arbitration demand or proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the RITA Corporations pending, or to the knowledge of Parent, threatened, against any RITA Corporation, (viii) none of the RITA Corporations is a federal or state contractor, (ix) to Parent's knowledge, neither the Occupational Safety and Health Administration nor any corresponding state or foreign agency is threatening to file any citation or complaint, and there are no pending citations or complaints, relating to the RITA Corporations, and (x) there are no complaints, charges or claims against any RITA Corporation pending or, to the knowledge of Parent, threatened, which could be brought or filed with any Governmental Body, court or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of, termination of employment of, or failure of any RITA Corporation to employ any individual. There are no pending, threatened or reasonably anticipated claims against any of the RITA Corporations under any workers' compensation disability policy or long-term policy.

            (i) No Parent Employee Plan is a Voluntary Employees' Beneficiary Association within the meaning of Section 501(c)(9) of the Code.

            (j) All Parent Employee Plans that are "GROUP HEALTH PLANS" as defined under the respective provision comply with and have been administered in compliance with the health care continuation-coverage requirements under Section 4980B(f) of the Code, Sections 601 through 607 of ERISA, all final Treasury regulations under Section 4890B of the Code explaining those requirements, and all other applicable Legal Requirements regarding continuation and/or conversion coverage and with Code Section 4980D and ERISA Sections 701 through 734, the requirements of the Family Medical Leave Act, the requirements of HIPAA, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, and any amendment to each such act or any similar provisions of state law applicable to employees of the RITA Corporations.

            (k) No amount required to be paid or payable to or with respect to current or former employee of any of the RITA Corporations in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "EXCESS PARACHUTE PAYMENT" within the meaning of Section 280G of the Code or will not be deductible under Sections 162(a)(1) or 404 of the Code.

            (l) Set forth on Schedule 3.12(l) of the Parent Disclosure Letter is a list of all employees of each RITA Corporation as of the date of this Agreement together with respect to each such employee (i) the employee's base salary and (ii) any severance that would be due upon termination with or without cause of such employee (other than pursuant to (A) severance or bonus policies or employment or change of control agreements in each case as in effect on the date of this Agreement and listed on Schedule 3.7(a) or Schedule 3.12(a) of the Parent Disclosure Letter, or (B) Legal Requirements applicable to each of the RITA Corporations which is formed or incorporated under the laws of a foreign jurisdiction). Schedule 3.12(l) of the Parent Disclosure Letter also sets forth with respect to each Parent employee accrued paid time off payable to each such employee as of May 11, 2004.

            (m) None of the RITA Corporations has taken any action that would constitute a "MASS LAYOFF," "MASS TERMINATION" or "PLANT CLOSING" within the meaning of the WARN Act or

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

otherwise trigger notice requirements or liability under any federal, local, state, or foreign plant closing notice or collective dismissal law.

            (n) Each of the RITA Corporations is in compliance with all immigration and naturalization Legal Requirements relating to employment and employees, each of the RITA Corporations has properly completed and maintained in all material respects all applicable forms (including I-9 forms), there are no citations, investigations, enforcement proceedings or formal complaints concerning immigration or naturalization Legal Requirements pending or, to the knowledge of Parent, threatened before the United States Citizenship and Immigration Services or any related federal, state, foreign or administrative agency or court, involving or against the RITA Corporations, and none of the RITA Corporations has received notice of any violation of any immigration and naturalization Legal Requirement.

            (o) The classification by the RITA Corporations or a Parent ERISA Affiliate of individuals as employees or independent contractors has been made in compliance with all applicable Legal Requirements.

      3.13 ENVIRONMENTAL MATTERS.

            Each of the RITA Corporations is in compliance with, and has conducted its activities in compliance with, all applicable Environmental Laws, which compliance includes the possession by each of the RITA Corporations of all material permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except where the failure to so comply would not result in a material liability or clean up obligation on the RITA Corporations. The consummation of the transactions contemplated by this Agreement will not affect the validity of such material permits and Governmental Authorizations held by Parent or any of the RITA Corporations, and will not require any filing, notice, or remediation under any Environmental law. To the knowledge of Parent, there are no past or present events, conditions, activities, or practices which would reasonably be expected to prevent Parent's or any of the RITA Corporations' compliance in any material respect with any Environmental Law, or which would reasonably be expected to give rise to any material liability of Parent or any of the RITA Corporations under any Environmental Law. Within the past seven (7) years, none of the RITA Corporations has received any written notice, or to its knowledge, other communication (in writing or otherwise) that alleges that any of the RITA Corporations is not in material compliance with any Environmental Law, and Parent has no knowledge of any circumstances that would reasonably be expected to result in such claims or communications. To Parent's knowledge, no current or prior owner of any property owned, leased or controlled by any of the RITA Corporations has received any written notice or other communication (in writing or otherwise) that alleges that such current or prior owner or any of the RITA Corporations is not in compliance with any Environmental Law in such a manner as would be reasonably likely to would not result in a material liability or clean up obligation on any RITA Corporation. Neither Parent nor any of the RITA Corporations has assumed by contract, agreement or otherwise any liabilities or obligations arising under any Environmental Law, or is currently performing any required investigation, response or other corrective action under any Environmental Law. There are no underground storage tanks or related piping on any property owned, leased, controlled by or used by any of the RITA Corporations, and any former such tanks and piping have been removed or closed in accordance

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

with applicable Environmental Laws. To Parent's knowledge, all property that is owned by, leased to, controlled by or used by any of the RITA Corporations is free of any friable asbestos or asbestos-containing material.

      3.14 LEGAL PROCEEDINGS; ORDERS.

            Except as set forth in the Parent SEC Documents, there is no pending Legal Proceeding and, to Parent's knowledge, within the past twenty-four (24) months no Person has threatened to commence any Legal Proceeding, that involves any of the RITA Corporations or any of the assets owned or used by any of the RITA Corporations, in each case which would be reasonably likely to be material to the RITA Corporations; and there is no Order to which any of the RITA Corporations, or any of the material assets owned or used by any of the RITA Corporations, is subject.

      3.15 VOTE REQUIRED.

            (a) The affirmative vote of a majority of the votes cast on the proposal to approve the issuance of Parent Common Stock pursuant to the Merger (provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal) is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the issuance of Parent Common Stock pursuant to the Merger.

            (b) The affirmative vote of Parent is the only vote of the holders of any class or series of Merger Sub's capital stock necessary to approve this Agreement and otherwise approve and consummate the Merger as set forth herein.

      3.16 NON-CONTRAVENTION; CONSENTS.

            Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger, or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of any of the provisions of the Parent Organization Documents or any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of any of the RITA Corporations;

            (b) subject to such filings, if any, as may be required pursuant to the HSR and any Governmental Body action related thereto, contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the RITA Corporations, or any of the material assets owned or used by any of the RITA Corporations, is subject;

            (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the RITA Corporations or that is otherwise material to the business of any of the RITA Corporations or to any of the assets owned or used by any of the RITA Corporations; or

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

            (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract (except for any such violation or breach which by its terms can be cured and is so cured within the applicable cure period or where the non-breaching party has no right to accelerate or terminate as a result of such violation or breach), or give any Person the right to (i) declare a default or exercise any remedy under any Parent Material Contract, (ii) accelerate the maturity or performance of any Parent Material Contract, or (iii) cancel, terminate or modify any term of any Parent Material Contract.

            Except as may be required by the Exchange Act, the DGCL and the rules and regulations of the Nasdaq (as such rules and regulations relate to the Registration Statement and the Proxy Statement) and such filings as may be required pursuant to the HSR and except for any Consent required under any Parent Material Contract, none of the RITA Corporations was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in the case of subsections
(x) and (y), where the failure to make such filing, give such notice or obtain any such consent would not have a Material Adverse Effect on the RITA Corporations.

      3.17 OPINION OF FINANCIAL ADVISOR.

            The Parent's Board of Directors has received the opinion of Wells Fargo Securities, LLC ("WELLS FARGO"), financial advisor to Parent, that as of the date of this Agreement and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair to Parent from a financial point of view. Parent will furnish an accurate and complete copy of said opinion to the Company.

      3.18 FINANCIAL ADVISOR.

            Except with respect to Wells Fargo, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the RITA Corporations. Parent has furnished to the Company an accurate and complete copy of its agreement with Wells Fargo.

      3.19 TAKEOVER STATUTES.

            To Parent's knowledge, no Takeover Laws (other than Section 203 of the DGCL) are applicable to the Merger, this Agreement, the Parent Voting Agreements or any of the transactions contemplated hereby and thereby. The action of the Board of Directors of Parent in approving this Agreement and the Parent Voting Agreements (and the transactions provided for herein and therein) is sufficient to render inapplicable to this Agreement and the Parent Voting Agreements (and the transactions provided for herein and therein) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. The provisions of Section 262 of the DGCL providing for appraisal rights do not apply to the Merger.

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

      3.20 INFORMATION TO BE SUPPLIED.

            None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Parent Proxy Statement or the Company Proxy Statement will, at the time the Parent Proxy Statement or the Company Proxy Statement is mailed to the stockholders of Parent or the shareholders of the Company, as the case may be, or at the time of the Parent Stockholders' Meeting or the Company's Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Parent Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or to be supplied by the Company that is included or incorporated by reference in the foregoing documents.

      3.21 FOREIGN CORRUPT PRACTICES ACT.

            Neither Parent, any other RITA Corporation, any of the RITA Corporation's officers, directors, nor, to Parent's knowledge, any employees or agents (or stockholders), distributors, representatives or other persons acting on the express, implied or apparent authority of any RITA Corporation, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Body in the United States or elsewhere in connection with or in furtherance of the business of any of the RITA Corporations (including any unlawful offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist any RITA Corporation in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). Neither the business of Parent nor of any other RITA Corporation is in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements. Neither Parent nor any other RITA Corporation has otherwise taken any action that could cause Parent or any other RITA Corporation to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect.

      3.22 REAL PROPERTY.

            Parent has good and marketable title to, or a valid leasehold interest in, all of its real properties, in each case free and clear of all Encumbrances. The RITA Corporations have not owned any real property at any time during the past five (5) years. Schedule 3.22 of the

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

Parent Disclosure Letter sets forth a true and correct list of all real property currently leased by each of the RITA Corporations identifying, with respect to each lease of such real property, the date of, the parties to, and any amendments, modifications, extensions or other supplements to such lease. No RITA Corporation has sent or received any written notice of any default under any of the leases of real property to which it is party. No RITA Corporation is in breach of, or in default under, any covenant, agreement, term or condition of or contained in any lease of real property to which it is a party and there has not occurred any event that with the lapse of time or the giving of notice or both could constitute such a default or breach.

      3.23 INSURANCE POLICIES.

            Parent has delivered to the Company prior to the date hereof a complete and accurate list of all insurance policies in force naming Parent, any of the other RITA Corporations or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee or for which Parent or any other RITA Corporation has paid or is obligated to pay all or part of the premiums. Neither Parent nor any other RITA Corporation has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the RITA Corporations is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by Parent or any other RITA Corporation as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by Parent or any other RITA Corporation. Except for the self-insurance retentions or deductibles set forth in the policies contained in the aforementioned list, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of the RITA Corporations that would reasonably be expected to have a Material Adverse Effect on the RITA Corporations.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND PARENT

      4.1 ACCESS AND INVESTIGATION.

            During the period from the date of this Agreement until the earlier of the Effective Time or the date this Agreement shall be terminated in accordance with Section 7 (the "PRE-CLOSING PERIOD"), each of the Company and Parent shall use its reasonable best efforts to cause the Acquired Corporations, in the case of the Company, and the RITA Corporations in the case of Parent, to provide the other party's Representatives with reasonable access during normal business hours to the personnel and assets of, and to all existing books, records, Tax Returns, work papers and other documents and information relating to, the Acquired Corporations and the RITA Corporations and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request, and the RITA Corporations, as the Company may reasonably request, as the case may be; provided, however, that the parties shall endeavor to coordinate such access through the following contacts: Robert Wenzel for the Company and Rich DeYoung for Parent. Each party acknowledges that the Company and Parent have previously entered into (a) a Non-Disclosure Agreement, dated July 8, 2003, between the Company and Parent,
(b) a Confidentiality Agreement, undated, between Parent and the Company, and
(c) a Non-Disclosure Agreement dated January 27, 2004 among

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

the Company, Parent, and Wells-Fargo Securities, LLC (collectively, the "CONFIDENTIALITY AGREEMENTS"), which will continue in full force and effect in accordance with their terms.

      4.2 OPERATION OF BUSINESS.

            (a) During the Pre-Closing Period the Company (which for purposes of this Section 4.2 shall include the Acquired Corporations) and Parent (which for purposes of this Section 4.2 shall include the RITA Corporations) shall, (i) except in the case of the Company, as provided in Schedule 4.2 of the Company Disclosure Letter, (ii) except in the case of Parent, as provided in Schedule
4.2 of the Parent Disclosure Letter, (iii) except as contemplated by this Agreement, and (iv) except with the prior written consent of the other party (the granting or withholding of such consent not to be unreasonably delayed, withheld or conditioned): (A) conduct, in the case of the Company, the business and operations of the Acquired Corporations taken as a whole, and in the case of Parent, the business and operations of the RITA Corporations taken as a whole,
(1) in the ordinary course consistent with prior practice, and (2) in material compliance with all applicable Legal Requirements and the requirements of all Company Material Contracts in the case of the Acquired Corporations and of all Parent Material Contracts in the case of the RITA Corporations; (B) use commercially reasonable efforts to preserve intact, in the case of the Company, the current business organization of the Acquired Corporations taken as a whole, and in the case of Parent, the current business organization of the RITA Corporations taken as a whole, keep available the services of their current officers and employees and maintain their relations and goodwill at least as favorable as at the date of this Agreement with all suppliers, customers, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them; (C) provide all notices, assurances and support required by any Contract relating to any Acquired Corporation Proprietary Asset or RITA Corporation Proprietary Asset, as the case may be, in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by any Acquired Corporation or RITA Corporation, as the case may be, of any source code materials or other Acquired Corporation Proprietary Asset or RITA Corporation Proprietary Asset, as the case may be; and (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Acquired Corporations or the RITA Corporations, as the case may be (including using commercially reasonable efforts to renew such policies which may expire or terminate during the Pre-Closing Period; provided, however, that either the Company or Parent may choose not to renew any such policy without the other party's prior written consent, subject to reasonable prior consultation with the other party).

            (b) Except as contemplated by this Agreement or as set forth on
Schedule 4.2(b) of the Company Disclosure Letter, during the Pre-Closing Period, the Company shall not and shall not permit any of the other Acquired Corporations, without the prior written consent of Parent (the granting or withholding of such consent not to be unreasonably delayed, withheld or conditioned) to:

                  (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

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

                  (ii) sell, issue, grant or authorize the issuance or grant of
(A) any capital stock, other security (including the sale, transfer or grant of any treasury shares) or any obligation convertible or exchangeable for capital stock or any other security of any of the Acquired Corporations or (B) any Company Stock Right, other than prior to the Effective Time, except (1) the Company may issue Company Common Stock upon the valid exercise of Company Stock Rights outstanding as of the date of this Agreement and (2) the Company may grant options to purchase shares of Company Common Stock at fair market value in the ordinary course of business consistent with prior practice and in accordance with the Company Stock Option Plan to employees of the Company (and the exercise of those options) in an amount not to exceed the number of options set forth on
Schedule 4.2(b)(ii) of the Company Disclosure Letter;

                  (iii) hire any employee of the Company or any other Acquired Corporation, other than employees hired in the ordinary course business consistent with prior practice;

                  (iv) except (i) as required by applicable Legal Requirements,
(ii) for the anticipated acceleration of vesting of Company Options as described in Section 2.3(b) and Schedule 2.3(b) of the Company Disclosure Letter, (iii) pursuant to the terms of a Company Employee Plan or agreement, as the case may, or (iv) as disclosed on Schedule 2.3(a) or Schedule 2.12(a) of the Company Disclosure Letter, amend or waive any of its rights under any provision of any of the Company Stock Option Plan, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant, or other security or any related Contract;

                  (v) form any Subsidiary;

                  (vi) amend or permit the adoption of any amendment to the Company Organization Documents, or effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                  (vii) make any capital expenditure in excess of the amount budgeted therefor on the capital expenditure budget of the Company and the other Acquired Corporations previously delivered to Parent;

                  (viii) enter into or become bound by, or permit any of the Proprietary Assets owned by it to become bound by, any Company Material Contract under which the Company grants an exclusive license to or other exclusive rights in any such Proprietary Asset;

                  (ix) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, by licensing or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business consistent with prior practice;

                  (x) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of any of its material assets, except for sales, dispositions or transfers in the ordinary course of business consistent with prior practice and except for the disposition and leaseback of the Company's Atlanta office building located at Seven North Parkway Square, 4200 Northside Parkway, N.W., Atlanta, Georgia;

                  (xi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any "KEEP WELL" or other agreement to maintain any financial statement condition of another Person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred under the Company's existing credit facility or in the ordinary course of business, (B) make any loans or advances to any other Person other than in the ordinary course of business consistent with prior practice or (C) make any capital contributions to, or investments in, any other Person;

                  (xii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions in the ordinary course of business consistent with prior practice or (B) subject to Section 4.3(d), (1) waive any material benefits of, or agree to modify in any material respect, any standstill or similar agreement to which any Acquired Corporation is a party or (2) waive any benefits of, or agree to modify, any confidentiality agreement or similar agreement to which any Acquired Corporation is a party (other than confidentiality agreements entered into in the ordinary course of business consistent with prior practice where such modification or waiver would not have a Material Advance Effect on the Acquired Corporations);

                  (xiii) except as set forth in Schedule 2.7(a) and Schedule 2.12(a) of the Company Disclosure Letter, (A) except as required by Legal Requirements applicable to each of the Acquired Corporations which is formed or incorporated under the laws of a foreign jurisdiction (1) increase in any material manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; (2) grant any severance or termination pay to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee; (3) pay any benefit not provided for under any Company Employee Plan or other arrangement; (4) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Employee Plan or other arrangement or agreement or awards made thereunder), other than options issued in accordance with Section 4.2(b)(ii) above; or (5) take any action to fund prior to when due or in any other way secure the payment of compensation or benefits under any agreement or (B) except as may be required to comply with applicable Legal Requirements, establish, adopt, enter into or amend any Company Employee Plan or other arrangement;

                  (xiv) change any of its methods of accounting or accounting practices in any respect, except as required by GAAP;

                  (xv) make or rescind any express or deemed material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns;

                  (xvi) commence or settle any material Legal Proceeding other than in the ordinary course consistent with prior practice;

                  (xvii) take, agree to take, or omit to take any action which would cause any of the conditions set forth in Section 6 not to be able to be satisfied prior to the Termination Date;

                  (xviii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract, or waive, release, or assign any rights or claims, or modify or terminate any Company Material Contract;

                  (xix) allow any of the Acquired Corporation Proprietary Assets to lapse, expire (except by operation of law) or become abandoned; or

                  (xx) agree or commit to take any of the actions described in clauses (i) through (xix) of this Section 4.2(b).

            (c) Except as contemplated by this Agreement or as set forth on
Schedule 4.2(c) of the Parent Disclosure Letter, during the Pre-Closing Period, neither Parent nor Merger Sub shall, nor shall they permit any of the RITA Corporations, without the prior written consent of the Company (the granting or withholding of such consent not to be unreasonably delayed, withheld or conditioned) to:

                  (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                  (ii) sell, issue, grant or authorize the issuance or grant of
(A) any capital stock, other security (including the sale, transfer or grant of any treasury shares) or any obligation convertible or exchangeable for capital stock or any other security of any of the RITA Corporations or (B) any Parent Stock Right, other than prior to the Effective Time, (1) except Parent may issue Parent Common Stock (and corresponding rights under the Parent Stockholder Rights Agreement) upon the valid exercise of Parent Stock Rights outstanding as of the date of this Agreement, (2) Parent may grant options to purchase shares of Parent Common Stock at fair market value in the ordinary course of business consistent with prior practice and in accordance with existing Parent Stock Option Plans to employees of Parent (and the exercise of those options) in an amount not to exceed the number of options set forth on Schedule 4.2(c)(ii) of the Parent Disclosure Letter, and (3) shares of Parent Common Stock (and corresponding rights under the Parent Stockholder Rights Agreement) issuable to participants in the Parent ESPP consistent with the terms thereof in an amount not to exceed the number of shares set forth on Schedule 4.2(c)(ii) of the Parent Disclosure Letter;

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

                  (iii) except as required by applicable Legal Requirements or pursuant to the terms of a Parent Employee Plan or agreement, as the case may, or disclosed on Schedule 3.7 or Schedule 3.12(a) of the Parent Disclosure Letter, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Parent Stock Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant, or other security or any related Contract;

                  (iv) hire any employee of Parent or any other RITA Corporation, other than employees hired in the ordinary course business consistent with prior practice;

                  (v) amend or permit the adoption of any amendment to the Parent Organization Documents, or effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction provided, however, Parent may include in the Parent Proxy Statement a proposal to amend, or amend and restate, Parent's Amended and Certificate of Incorporation to increase the number of shares of Parent Common Stock that Parent is authorized to issue;

                  (vi) form any Subsidiary;

                  (vii) make any capital expenditure in excess of the amount budgeted therefor on the capital expenditure budget of Parent and the other RITA Corporations previously delivered to the Company;

                  (viii) enter into or become bound by, or permit any of the Proprietary Assets owned by it to become bound by, any Parent Material Contract under which Parent grants an exclusive license to or other exclusive rights in such Proprietary Asset;

                  (ix) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business consistent with prior practice;

                  (x) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of any of its material assets, except for sales, dispositions or transfers in the ordinary course of business consistent with prior practice;

                  (xi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any "KEEP WELL" or other agreement to maintain any financial statement condition of another Person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business, (B) make any loans or advances to any other Person other than in the ordinary course of business consistent with prior practice or (C) make any capital contributions to, or investments in, any other Person;

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

                  (xii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions in the ordinary course of business consistent with prior practice or (B) subject to Section 4.4(d), (1) waive any material benefits of, or agree to modify in any material respect, any standstill or similar agreement to which any RITA Corporation is a party or (2) waive any benefits of, or agree to modify, any confidentiality agreement or similar agreement to which any RITA Corporation is a party (other than confidentiality agreements entered into in the ordinary course of business consistent with prior practice where such modification or waiver would not have a Material Advance Effect on the RITA Corporations);

                  (xiii) except as set forth in Schedule 3.7(a) or Schedule 3.12(a) of the Parent Disclosure Letter, (A) except as required by Legal Requirements applicable to each of the RITA Corporations which is formed or incorporated under the laws of a foreign jurisdiction (1) increase in any material manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; (2) grant any severance or termination pay to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee; (3) pay any benefit not provided for under any Parent Employee Plan or other arrangement; (4) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Parent Employee Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Parent Employee Plan or other arrangement or agreement or awards made thereunder) other than options or shares issued in accordance with Section 4.2(c)(ii) above; or (5) take any action to fund prior to when due or in any other way secure the payment of compensation or benefits under any agreement or (B) except as may be required to comply with applicable Legal Requirements, establish, adopt, enter into or amend any Parent Employee Plan or other arrangement;

                  (xiv) change any of its methods of accounting or accounting practices in any respect, except as required by GAAP;

                  (xv) make or rescind any express or deemed material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns;

                  (xvi) take, agree to take, or omit to take any action which would cause the conditions set forth in Section 6 not to be able to be satisfied prior to the Termination Date;

                  (xvii) commence or settle any material Legal Proceeding other than in the ordinary course consistent with prior practice;

                  (xviii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Parent Material Contract, or waive, release, or assign any rights or claims, or modify or terminate any Parent Material Contract;

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                  (xix) allow any of the RITA Corporation Proprietary Assets to lapse, expire (except by operation of law) or become abandoned; or

                  (xx) agree or commit to take any of the actions described in clauses (i) through (xix) of this Section 4.2(c).

      4.3 NO SOLICITATION BY THE COMPANY.

            (a) During the Pre-Closing Period, the Company shall not, directly or indirectly, and shall not, directly or indirectly, authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations to, (i) solicit, encourage, initiate or seek the making, submission or announcement of any Company Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person (other than Parent or Merger Sub) in connection with or in response to a Company Acquisition Proposal or an inquiry that could reasonably be expected to lead to a Company Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any Person with respect to any Company Acquisition Proposal or any inquiry that could reasonably be expected to lead to any Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction; provided, however, that this Section 4.3 shall not prohibit (A) the Company, or the Board of Directors of the Company, prior to the approval of this Agreement by the Company's shareholders, from furnishing nonpublic information regarding the Acquired Corporations to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide written Company Acquisition Proposal that the Board of Directors of the Company concludes in good faith would reasonably be expected to result in a Company Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) none of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.3 in connection with the receipt of such Company Acquisition Proposal, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action with respect to such Company Acquisition Proposal is required to comply with the fiduciary duties of the Board of Directors of the Company to the Company shareholders under applicable Georgia law, (3) the Company gives to Parent the notice required by Section 4.3(b), (4) the Company gives Parent prompt prior written notice of the Company's intention to furnish nonpublic information to, or enter into or participate in discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement with provisions no less favorable to the Company than those contained in the Confidentiality Agreements; and (5) the Company furnishes such information to such Person and to Parent at substantially the same time (to the extent such information has not been previously furnished by the Company to Parent); or (B) subject to the obligation of the Company and the Company's Board of Directors not to withhold, withdraw or modify its recommendation except as expressly set forth in Section 4.3(e), the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer, employee or agent of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney,

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

accountant or other representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section by the Company.

            (b) The Company shall promptly, and in no event later than twenty-four (24) hours after its receipt of any Company Acquisition Proposal or inquiry that could reasonably be expected to lead to any Company Acquisition Proposal, or any request for nonpublic information relating to any of the Acquired Corporations in connection with a Company Acquisition Proposal or inquiry that could reasonably be expected to lead to any Company Acquisition Proposal, advise Parent orally and in writing of such Company Acquisition Proposal, inquiry or request (including providing the identity of the Person making or submitting such Company Acquisition Proposal, inquiry or request, and a summary of the material terms thereof, if the Company Acquisition Proposal is not in writing, or a copy of the Company Acquisition Proposal and any related draft agreements if it is in writing) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent informed in all material respects on a prompt basis with respect to the status of any such Company Acquisition Proposal, inquiry or request and any material modification or proposed material modification thereto (and in no event later than twenty-four (24) hours of any request, material modification or proposed material modification thereto).

            (c) Upon the execution of this Agreement, the Company shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person (other than Parent) that relate to any Company Acquisition Proposal.

            (d) Notwithstanding anything in Section 4.2(b)(xii)(B), the Company agrees not to release any Person (other than Parent) from or waive any provision of any confidentiality, "standstill" or similar agreement to which the Company is a party and which relates to a Company Acquisition Proposal, and will use its commercially reasonable efforts to enforce each such agreement at the request of Parent.

            (e) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may at any time prior to receipt of the approval of the Company's shareholders of this Agreement, withhold, withdraw or modify the Company Recommendation in a manner adverse to Parent in respect of, or enter into an agreement with respect to, a Company Acquisition Transaction if: (i) an unsolicited, bona fide written offer is made to the Company by a third party for a Company Acquisition Transaction, and such offer is not withdrawn; (ii) the Company's Board of Directors determines in good faith, after consultation with its financial advisor, that such offer constitutes a Company Superior Offer; (iii) following consultation with outside legal counsel, the Company's Board of Directors determines that the withholding, withdrawal or modification of the Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of Company to the shareholders of the Company under applicable Georgia law; (iv) the Company Recommendation is not withheld, withdrawn or modified in a manner adverse to Parent at any time prior to three (3) business days after Parent receives written notice from the Company confirming that the Company's Board of Directors has determined that such offer is a Company Superior Offer; and (v) at the end of such three (3) business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by Parent (and any adjustment or modification of the terms of such Company Acquisition Proposal), the Board of Directors of the Company again makes the

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

determination in good faith that such offer is a Superior Offer and that the withholding, withdrawal or modification of the Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to the shareholders of the Company under applicable Georgia law. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may at any time prior to receipt of the approval of the Company's shareholders of this Agreement, withhold, withdraw or modify the Company Recommendation in a manner adverse to Parent other than in respect of a Company Acquisition transaction if: (i) following consultation with outside legal counsel, the Company's Board of Directors determines that the withdrawal or modification of such Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of Company to the shareholders of the Company under applicable Legal Requirements; (ii) the Company Recommendation is not withdrawn or modified in a manner adverse to Parent at any time prior to three (3) business days after Parent receives written notice from the Company confirming that the Company's Board of Directors has determined to withdraw or modify the Company Recommendation and specifying the reasons therefor, and (iii) at the end of such three (3) business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by Parent, the Board of Directors of the Company again makes the determination in good faith that the withdrawal or modification of such Company Recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to the shareholders of the Company under applicable Legal Requirements.

            (f) The Company may terminate this Agreement and enter into an acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") with respect to such Company Superior Offer at any time three (3) business days following delivery of the notice referenced in Section 4.3(e); provided, that (i) neither the Company nor its Representatives is in material breach of this Section 4.3, (ii) during the three (3) business day period following the Company's delivery to Parent of the written notice described in
Section 4.3(e), Parent shall have the right to propose adjustments in the terms and conditions of this Agreement and the Company shall have caused its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments in the terms and conditions of this Agreement, and (iii) upon the expiration of the three (3) business day period following the Company's delivery to Parent of the written notice described in Section 4.3(e), the Company delivers to Parent (x) a written notice of termination of this Agreement pursuant to Section 7.1(h), and (y) pays the Termination Fee (as defined in Section 7.3(b)) as set forth in Section 7.3(b).

      4.4 NO SOLICITATION BY PARENT.

            (a) During the Pre-Closing Period, Parent shall, not directly or indirectly, and shall not, directly or indirectly, authorize or permit any of the other RITA Corporations or any Representative of any of the RITA Corporations to, (i) solicit, encourage, initiate or seek the making, submission or announcement of any Parent Acquisition Proposal, (ii) furnish any information regarding any of the RITA Corporations to any Person (other than to the Company) in connection with or in response to a Parent Acquisition Proposal or an inquiry that could reasonably be expected to lead to a Parent Acquisition Proposal,
(iii) engage or participate in any discussions or negotiations with any Person with respect to any Parent Acquisition Proposal or any inquiry that could reasonably be expected to lead to any Parent Acquisition Proposal, (iv) approve, endorse or recommend any Parent Acquisition Proposal, or (v) enter into any letter

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

of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction; provided, however, that this
Section 4.4 shall not prohibit (A) Parent, or the Board of Directors of Parent, prior to receipt of the approval of Parent's stockholders of the issuance of Parent Common Stock pursuant to the Merger, from furnishing nonpublic information regarding the RITA Corporations to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide written Parent Acquisition Proposal that the Board of Directors of Parent concludes in good faith would reasonably be expected to result in a Parent Superior Offer that is submitted to Parent by such Person (and not withdrawn) if (1) none of the RITA Corporations or any Representative of any of the RITA Corporations shall have violated any of the restrictions set forth in this Section 4.4 in connection with the receipt of such Parent Acquisition Proposal, (2) the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that such action with respect to such Parent Acquisition Proposal is required to comply with the fiduciary duties of the Board of Directors of Parent to Parent stockholders under applicable Delaware law, (3) Parent gives to the Company the notice required by Section 4.4(b), (4) Parent gives the Company prompt prior written notice of Parent's intention to furnish information to, or enter into or participate in discussions or negotiations with, such Person, and Parent receives from such Person an executed confidentiality agreement with provisions no less favorable to Parent than those contained in the Confidentiality Agreements; and (5) Parent furnishes such information to such Person and to the Company at substantially the same time (to the extent such information has not been previously furnished by Parent to the Company); or (B) subject to the obligation of Parent and Parent's Board of Directors not to withhold, withdraw or modify its recommendation except as expressly set forth in Section 4.4(e), Parent from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer, employee or agent of Parent or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of Parent or any of its subsidiaries shall be deemed to be a breach of this Section by Parent.

            (b) Parent shall promptly, and in no event later than twenty four
(24) hours after its receipt of any Parent Acquisition Proposal or inquiry that could reasonably be expected to lead to any Parent Acquisition Proposal, or any request for nonpublic information relating to any of the Acquired Corporations in connection with a Parent Acquisition Proposal or inquiry that could reasonably be expected to lead to any Parent Acquisition Proposal, advise the Company orally and in writing of such Parent Acquisition Proposal, inquiry or request (including providing the identity of the Person making or submitting such Parent Acquisition Proposal, inquiry or request, and a summary of the material terms thereof, if Parent Acquisition Proposal is not in writing, or a copy of Parent Acquisition Proposal and any related draft agreements if it is in writing) that is made or submitted by any Person during the Pre-Closing Period. Parent shall keep the Company informed in all material respects on a prompt basis with respect to the status of any such Parent Acquisition Proposal, inquiry or request and any material modification or proposed material modification thereto (and in no event later than twenty-four (24) hours of any request, material modification or proposed material modification thereto).

            (c) Upon the execution of this Agreement, Parent shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person (other than Parent) that relate to any Parent Acquisition Proposal.

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

            (d) Notwithstanding anything in Section 4.2(c)(xii)(B), Parent agrees not to release any Person (other than the Company) from or waive any provision of any confidentiality, "standstill" or similar agreement to which Parent is a party and which relates to a Parent Acquisition Proposal, and will use its commercially reasonable efforts to enforce each such agreement at the request of the Company.

            (e) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of Parent may at any time prior to receipt of the approval of Parent's stockholders of the issuance of Parent Common Stock pursuant to the Merger, withhold, withdraw or modify the Parent Recommendation in a manner adverse to the Company in respect of, or enter into an agreement with respect to, a Parent Acquisition Transaction if: (i) an unsolicited, bona fide written offer is made to Parent by a third party for a Parent Acquisition Transaction, and such offer is not withdrawn; (ii) Parent's Board of Directors determines in good faith, after consultation with its financial advisor, that such offer constitutes a Parent Superior Offer; (iii) following consultation with outside legal counsel, Parent's Board of Directors determines that the withholding, withdrawal or modification of the Parent Recommendation is required to comply with the fiduciary duties of the Board of Directors of Parent to the stockholders of Parent under applicable Delaware law; (iv) the Parent Recommendation is not withheld, withdrawn or modified in a manner adverse to the Company at any time prior to three (3) business days after the Company receives written notice from Parent confirming that Parent's Board of Directors has determined that such offer is a Parent Superior Offer; and (v) at the end of such three (3) business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by the Company (and any adjustment or modification of the terms of such Parent Acquisition Proposal), the Board of Directors of Parent again makes the determination in good faith that such offer is a Superior Offer and that the withholding, withdrawal or modification of the Parent Recommendation is required to comply with the fiduciary duties of the Board of Directors of Parent to the stockholders of Parent under applicable Delaware law. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of Parent may at any time prior to receipt of the approval of Parent's stockholders of the issuance of Parent Common Stock pursuant to the Merger, withhold, withdraw or modify the Parent Recommendation in a manner adverse to the Company other than in respect of a Parent Acquisition Transaction if: (i) following consultation with outside legal counsel, Parent's Board of Directors determines that the withdrawal or modification of such Parent Recommendation is required to comply with the fiduciary duties of the Board of Directors of Parent to the stockholders of Parent under applicable Legal Requirements; (ii) the Parent Recommendation is not withdrawn or modified in a manner adverse to the Company at any time prior to three (3) business days after the Company receives written notice from Parent confirming that Parent's Board of Directors has determined to withdraw or modify the Parent Recommendation and specifying the reasons therefor, and (iii) at the end of such three (3) business day period, after taking into account any adjustment or modification of the terms of this Agreement proposed by the Company, the Board of Directors of Parent again makes the determination in good faith that the withdrawal or modification of such Parent Recommendation is required to comply with the fiduciary duties of the Board of Directors of Parent to the stockholders of Parent under applicable Legal Requirements.

            (f) Parent may terminate this Agreement and enter into an Acquisition Agreement with respect to such Parent Superior Offer at any time three (3) business days following delivery

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

of the notice referenced in Section 4.4(e); provided, that (i) neither Parent nor its Representatives is in material breach of this Section 4.4, (ii) during the three (3) business day period following Parent's delivery to the Company of the written notice described in Section 4.4(e), the Company shall have the right to propose adjustments in the terms and conditions of this Agreement and Parent shall have caused its financial and legal advisors to negotiate with the Company in good faith such proposed adjustments in the terms and conditions of this Agreement, and (iii) upon the expiration of the three (3) business day period following Parent's delivery to the Company of the written notice described in
Section 4.4(e), Parent delivers to the Company (x) a written notice of termination of this Agreement pursuant to Section 7.1(i), and (y) pays the Termination Fee as set forth in Section 7.3(b).

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

      5.1 REGISTRATION STATEMENT AND PROXY STATEMENT FOR STOCKHOLDER APPROVAL.

            (a) As soon as practicable following the execution of this Agreement, Parent and the Company shall jointly prepare, and Parent shall file with the SEC, a joint registration and proxy statement consisting of a proxy statement of the Company in connection with the Merger complying with applicable Legal Requirements (the "COMPANY PROXY STATEMENT"), a proxy statement of Parent in connection with the Merger and issuance of Parent Common Stock in the Merger and complying with applicable Legal Requirements (the "PARENT PROXY STATEMENT") and a registration statement on Form S-4 (such registration statement, together with the amendments and supplements thereto being the "REGISTRATION STATEMENT") for the offer and sale of Parent Common Stock pursuant to the Merger included in which shall be the Company Proxy Statement and the Parent Proxy Statement which shall constitute a prospectus. Each of the Company and Parent shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing. The Company and Parent will use commercially reasonable efforts to cause the Company Proxy Statement to be mailed to the Company's shareholders and the Parent Proxy Statement to be mailed to Parent's stockholders, as the case may be, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws and other applicable Legal Requirements in connection with the issuance of Parent Common Stock pursuant to the Merger, and each party shall furnish all information concerning the Company, Parent and the holders of capital stock of the Company and Parent, as applicable, as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Company Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Registration Statement or Parent Proxy Statement will be made by Parent, or with respect to the Company Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the

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

Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Parent will advise the Company, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Registration Statement, the Parent Proxy Statement or the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information relating thereto. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Statement, the Company Proxy Statement or the Parent Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party or parties have had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Legal Requirements, disseminated to the shareholders of the Company or the stockholders of Parent, as the case may be.

            (b) Parent agrees to use its commercially reasonable efforts to: (i) file a post-effective amendment to the Registration Statement on Form S-3 registering the resale by the Company Shareholders set forth on Schedule 5.1(b) of the Company Disclosure Letter within ten (10) days subsequent to the Effective Time; (ii) cause such Form S-3 to be declared effective under the Securities Act as promptly as practicable after its filing; (iii) maintain the effectiveness of the Registration Statement, as amended, for a period of time ending on the earlier of (A) the date on which all shares of Parent Common Stock issued in connection with the Merger to all Company Shareholders whose shares shall be registered for resale thereunder have been sold and (B) the date on which all shares of Parent Common Stock held by all Company Shareholders whose shares shall be registered for resale thereunder, in the opinion of counsel for Parent, are eligible for sale pursuant to Rule 144 under the Securities Act and could be sold in any three-month period in accordance with the volume limitations contained in Rule 144(e)(1) under the Securities Act.

      5.2 COMPANY SHAREHOLDERS' MEETING AND PARENT STOCKHOLDERS' MEETING.

            (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to approve this Agreement and the Merger (the "COMPANY SHAREHOLDERS' MEETING"). The Company Shareholders' Meeting shall be held as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. The Company will consult with Parent to use its commercially reasonable efforts to hold the Company Shareholders' Meeting on the same day as the Parent's Stockholder Meeting. Subject to Section 4.3(e), the Company shall use commercially reasonable efforts to take all actions necessary or advisable to solicit proxies in favor of this Agreement and shall ensure that all proxies solicited in connection with the Company Shareholders' Meeting are solicited in

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

compliance with all applicable Legal Requirements. Once the Company Shareholders' Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Shareholders' Meeting (other than for the absence of a quorum) without the consent of Parent.

            (b) Subject to Section 4.3(e), the Company Proxy Statement shall include the Company Recommendation, and the Company Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Recommendation in a manner adverse to Parent shall be adopted or proposed.

            (c) Notwithstanding anything herein to the contrary, the Company shall have no obligation to call, give notice of or hold the Company Shareholders' Meeting in the event of a withdrawal or modification of the Company Recommendation in accordance with the requirements of this Agreement.

            (d) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, the Parent Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Body is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement, the Parent Proxy Statement and the Registration Statement and seeking timely to complete or obtain any such actions, consents, approvals or waivers.

            (e) Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock pursuant to the Merger (the "PARENT STOCKHOLDERS' MEETING"). The Parent Stockholders' Meeting shall be held as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent will consult with the Company to use its commercially reasonable efforts to hold the Parent's Stockholders Meeting on the same day as the Company's Shareholder Meeting. Subject to Section 4.4(e), Parent shall use commercially reasonable efforts to take all actions necessary or advisable to solicit proxies in favor of the issuance of Parent Common Stock and shall ensure that all proxies solicited in connection with the Parent Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements. Once the Parent Stockholders' Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders' Meeting (other than for the absence of a quorum) without the consent of the Company.

            (f) Subject to Section 4.4(e), the Parent Proxy Statement shall include the Parent Recommendation, and the Parent Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Board of Directors of Parent or any committee thereof to withdraw or modify the Parent Recommendation in a manner adverse to the Company shall be adopted or proposed.

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            (g) Notwithstanding anything herein to the contrary, Parent shall have no obligation to call, give notice of or hold the Parent Stockholders' Meeting in the event of a withdrawal or modification of Parent Recommendation in accordance with the requirements of this Agreement.

      5.3 REGULATORY APPROVALS

            (a) As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein to the extent any such filing is required by the HSR Act. The Company and Parent each shall each use commercially reasonable efforts to obtain early termination of any waiting period under HSR and Company and Parent shall each promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC or the DOJ.

            (b) Each of the Company and Parent shall use its commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all other notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement (including pre-merger notification forms required by the merger notification or control laws and regulations of any applicable foreign jurisdiction, as agreed to by the parties). Each of Parent and the Company shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by a Governmental Body of any jurisdiction and which the parties may reasonably deem appropriate.

            (c) Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding or threat, and
(iii) promptly inform the other party of any communication to or from any Governmental Body regarding the Merger.

      5.4 COMPANY STOCK OPTIONS AND WARRANTS

            (a) Effective as of the Effective Time, the Company Stock Option Plan and each Company Option that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall be assumed by Parent. As of the Effective Time, each Company Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Subject to the accelerated vesting of Company Options as described in Section 2.3(b) and Schedule 2.3(b) of the Company Disclosure Letter, each Company Option so assumed by Parent shall be subject to, and exercisable and vested upon, the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option and other related agreements issued thereunder, including the maximum term of the Company Option and the provisions

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regarding termination of the Company Option following a termination of employment, except that (A) each assumed Company Option shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; (B) the exercise price per share of Parent Common Stock subject to each assumed Company Option shall be an amount equal to (i) the exercise price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent); and (C) references under the Company Option to a termination of employment shall mean, on and after the Effective Time, a termination of employment with the Surviving Corporation or any RITA Corporation.

            (b) The Company's Board of Directors, or its duly appointed committee to administer the Company Stock Option Plan, shall adopt resolutions and take such other actions as may be necessary, effective contingent upon the consummation of the transactions contemplated hereby, immediately prior to the Closing Date, to provide for the application of Section 5.4(a) to the Company Stock Option Plan and the Company Options outstanding as of immediately prior to the Effective Time.

            (c) The conversion of Company Options provided for in Section 5.4(a) shall, with respect to any options which qualified as "INCENTIVE STOCK OPTIONS" (as defined in Section 422 of the Code immediately prior to the Merger), be effected in a manner consistent with Section 424(a) of the Code.

            (d) As of the Effective Time, Parent shall, to the full extent permitted by applicable law, assume all of the Company Warrants identified on
Schedule 2.3(c) of the Company Disclosure Letter and outstanding immediately prior to the Effective Time. Each Company Warrant shall, to the full extent permitted by applicable law, be assumed by Parent in such a manner that it shall be exercisable upon the same terms and conditions as under the Company Warrant pursuant to which it was issued; provided that (A) each Company Warrant so assumed shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; (B) the exercise price per share of Parent Common Stock subject to each assumed Company Warrant shall be an amount equal to (i) the exercise price per share of Company Common Stock subject to such Company Warrant in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent). Prior to the Effective Time, the Company shall make all adjustments provided for in the Company Warrants with respect to the Company Warrants to facilitate the implementation of the provisions of this Section 5.4(d) and take such other action as may be necessary to effect this Section 5.4(d).

      5.5 EMPLOYEE BENEFITS

            (a) Welfare Plans. The Surviving Corporation will continue following the Effective Time to maintain each Company Welfare Plan for the benefit of the employees of the Acquired Corporations for a transition period to provide benefits that are comparable in the

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aggregate to the benefits provided under the Company Welfare Plans immediately prior to the Effective Time, and the transition period may be different for each such plan and will be set by Parent and/or the Surviving Corporation based on the time deemed necessary to effect a reasonable transition for such employees from participating in each Company Welfare Plan to participating in a comparable Parent and/or Surviving Corporation benefit arrangement maintained for similarly situated Parent employees, provided (i) no transition period for any Company Welfare Plan shall end before March 1, 2005 following the Effective Time, (ii) Parent and/or the Surviving Corporation shall adopt transition rules to prevent any loss of credit for participant contributions, payments, co-payments and the like if a transition period for a Company Welfare Plan ends before the end of the plan year for such plan and (iii) the Surviving Corporation will, subject to the obligations set forth in this Section 5.5(a), continue to maintain such each Company Welfare Plan subject to the same rights the Company had immediately before the Effective Time to administer, amend and terminate such plan.

            (b) 401(k) Plan. Before the Effective Time, the Company will take all actions required to terminate the Company 401(k) Plan immediately before the Effective Time. Parent shall use its commercially reasonable efforts to cause the Parent 401(k) Plan to be amended to permit the employees who were eligible to participate in the Company 401(k) Plan immediately before the Effective Time to be eligible to participate in the Parent 401(k) Plan as of immediately following the Effective Time so that there will be no interruption in the rights of such employees to make pre-tax contributions under a Code Section 401(k) plan.

            (c) Stock-Based Plans. Following the Effective Time, employees of the Acquired Corporations will be eligible to receive stock options and other stock-based awards under the stock-based plans maintained by the Parent and/or the Surviving Corporation on the same basis as similarly situated Parent employees.

            (d) Employment Policies and Practices. The Surviving Corporation will continue following the Effective Time to maintain the generally applicable employment related policies and practices of the Acquired Corporations, including those related to vacation time, sick leave, personal time off and the like for a transition period, which transition period may be different for each such policy or practice and which period shall be set by Parent and/or Surviving Corporation based on the time deemed necessary to effect a reasonable transition for such employees from being subject to any such policy or practice to being subject to a comparable Parent and/or Surviving Corporation policy or practice, if any, for similarly situated employees of Parent.

            (e) Service and Vesting Credit. Parent and/or Surviving Corporation will treat an individual's employment as an employee by the Acquired Corporations the same as employment as an employee by Parent and/or Surviving Corporation for purposes of satisfying any service requirement to participate in any Parent and/or Surviving Corporation benefit arrangement and to determine the extent to which a benefit earned under such a plan is non-forfeitable if such individual is employed as an employee by the Acquired Corporations at the Effective Time.

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      5.6 INDEMNIFICATION OF OFFICERS AND DIRECTORS.

            (a) From and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall honor all rights to indemnification existing as of the date of this Agreement in favor of (i) current and former directors, officers and employees of the Company (the "INDEMNIFIED PERSONS") and
(ii) those Persons who have indemnification agreements with the Company as of the date of this Agreement, for acts and omissions occurring prior to or at the Effective Time, as provided in the Company Organizational Documents and under each indemnification agreement with the Indemnified Persons to which the Company is a party (as each is in effect as of the date of this Agreement), for a period of six (6) years from the Effective Time. The articles of incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to those contained in the Company Organizational Documents, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Persons, unless such modification is required by applicable Legal Requirements.

            (b) For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, provide for officers' and directors' liability insurance for the benefit of each Person (other than the Company) named as an insured party in any officers' and directors' liability insurance policy held by the Company as of the date of this Agreement (the "INSURED PARTIES"), on terms with respect to such coverage no less favorable than those of such policy in effect on the date of this Agreement, covering only those acts or omissions occurring prior to or at the Effective Time; provided that neither Parent nor the Surviving Corporation shall be required to maintain such policies to the extent the cost of maintaining the same shall increase by more than 175% from the cost most recently incurred by the Company for maintaining the same (the "CURRENT D&O INSURANCE COST"), in which case Parent or the Surviving Corporation shall maintain as much comparable insurance as can be obtained for such amount. Prior to the Effective Time, the Company shall take all reasonable actions requested by Parent to maintain such directors and officers liability insurance. The Company represents to Parent and Merger Sub that the Current D&O Insurance Cost is $342,133.

            (c) The terms of this Section 5.6 are intended to be for the benefit of and shall be enforceable by the Indemnified Parties and the Insured Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their successors and assigns. In the event Parent or the Surviving Corporation (or any of their successors and assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor or assign of Parent or the Surviving Corporation, as the case may be, honors the obligation set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.6.

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      5.7 ADDITIONAL AGREEMENTS.

            Each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to carry out the intent and purposes of this Agreement and to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement (i) shall cooperate fully with the other party, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder), (ii) give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (iii) shall use its reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iv) shall use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger. Each of the Company and Parent shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by it during the Pre-Closing Period.

      5.8 PUBLIC DISCLOSURE.

            The initial press release relating to this Agreement shall be a joint press release and thereafter Parent and the Company shall consult with each other and shall agree upon the text of any press release or public statement before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Legal Requirements or any listing agreement with, or the rules of, AMEX or Nasdaq, in which case commercially reasonable efforts to consult with the other party shall be made prior to such release or public statement; provided, however, that no such consultation shall be required if, prior to the date of such release or public statement, either party shall have withheld, withdrawn, amended or modified the Company Recommendation or the Parent Recommendation, as the case may be.

      5.9 TAX MATTERS.

            At or prior to the filing of the Registration Statement, the Company and Parent shall execute and deliver to Heller Ehrman White and McAuliffe LLP, and to King & Spalding LLP, tax representation letters in customary form satisfactory to such counsel in connection with such counsel's rendering of the opinions of counsel referred to in Section 6.1(f). Parent, Merger Sub and the Company shall each confirm to Heller Ehrman White and McAuliffe LLP, and to King & Spalding LLP, on such dates as shall be reasonably requested by Heller Ehrman White and McAuliffe LLP, and by King & Spalding LLP, the accuracy and completeness of the tax representation letters delivered pursuant to the immediately preceding sentence. Upon the request of counsel, the Company and Parent shall execute and deliver updated tax representation letters in customary form satisfactory to such counsel on or before the Closing Date in connection with the opinions of counsel referred to in Section 6.1(f). Following delivery of the

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tax representations letters pursuant to the first sentence of this Section 5.9, each of Parent and the Company shall use its commercially reasonable efforts to cause Heller Ehrman White and McAuliffe LLP, and to cause King & Spalding LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.9.

      5.10 RESIGNATION OF DIRECTORS.

            The Company shall deliver to Parent upon the execution and delivery of this Agreement the resignations of the directors of the Acquired Corporations from the boards of directors of the Acquired Corporations, effective as of the Effective Time.

      5.11 LISTING.

            Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock being issued pursuant to the Merger or upon the exercise of Company Options or Company Warrants to be approved for listing (subject to official notice of issuance) on the Nasdaq as of the Effective Time.

      5.12 TAKEOVER LAWS.

            If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Parent and the Company and the members of their respective Boards of Directors, to the extent permissible under applicable Legal Requirements, will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Legal Requirements, act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

      5.13 FORM S-8; SECTION 16.

            (a) Parent agrees to file one or more registration statements on Form S-8 or other form to the extent Form S-8 is unavailable for the shares of Parent Common Stock issuable with respect to assumed Company Options within ten
(10) days subsequent to the Effective Time and keep any such registration statements effective until all shares registered thereunder have been issued; provided, however that it shall not be considered a breach of this Section 5.13 by Parent if Parent cannot file such registration statement within ten (10) days due to the fact that Parent does not receive an independent auditors consent required by the form of registration statement within ten (10) days after using commercially reasonable efforts to obtain such consent; and provided, further that Parent continues to use commercially reasonable efforts to obtain such consent and file such registration statement promptly after such consent is obtained.

            (b) Parent shall, prior to the Effective Time, cause Parent's Board of Directors to approve the issuance of Parent equity securities (including derivative securities) in connection with the Merger with respect to any employees of the Company who as of the Effective Time are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act

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to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3; provided, however, that Parent shall not be deemed to have violated this covenant if the Company does not provide to the Board of Directors of Parent at least ten (10) business days prior to the Effective Time, all information reasonably requested by Parent for the purpose of effecting such exemption. Prior to the Effective Time, the Board of Directors of the Company shall approve the disposition of Company equity securities (including derivative securities) in connection with the Merger by those directors and officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3. Such actions shall be consistent with all current applicable interpretation and guidance of the SEC, including the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom.

      5.14 AFFILIATES.

            Attached as Schedule 5.14 of the Company Disclosure Letter is a list of all Persons who are, to the Company's knowledge, affiliates of the Company for purposes of Rule 145 under the Securities Act as of the date of this Agreement. Prior to the effectiveness of the Registration Statement, the Company shall use commercially reasonable efforts to deliver or cause to be delivered an executed Rule 145 affiliate agreement in the form attached hereto as EXHIBIT I from each of the persons listed on Schedule 5.14 of the Company Disclosure Letter.

      5.15 LITIGATION.

            The Company shall give Parent the opportunity to participate in the defense of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and the Company Voting Agreements and Parent Voting Agreements. Parent shall give the Company the opportunity to participate in the defense of any shareholder litigation against Parent and/or its directors relating to the transactions contemplated by this Agreement and the Company Voting Agreements and Parent Voting Agreements.

      5.16 ADVICE OF CHANGES.

            Each of the Company and Parent will give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in any of the conditions set forth in Section 6 not being able to be satisfied prior to the Termination Date or (ii) any resignation of an employee of the Company at the director or Vice President level or above or that any such employee has given written notice of such employee's intent to resign or voluntarily terminate his employment with any Acquired Corporation.

      5.17 DIRECTORS AND OFFICERS OF PARENT.

            (a) Parent will take all actions necessary to cause the Board of Directors of Parent to fix the size of the Board of Directors of Parent as of immediately after the Effective Time at nine (9) directors, consisting of (i) five (5) directors designated by Parent prior to the date on which the Registration Statement is declared effective by the SEC, (ii) three (3) directors

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designated by the Company prior to the date on which the Registration Statement is declared effective by the SEC and (iii) the Chief Executive Officer of Parent. The parties acknowledge and agree that the Company intends to designate as directors of Parent the three (3) individuals set forth on Schedule 5.17(a) of the Parent Disclosure Letter to serve in the classes set forth on such Schedule. In the event that any such individual is unwilling or unable to serve as a director of Parent, the Company shall designate another individual reasonably acceptable to the Board of Directors of Parent to serve as a director of Parent. In the event that (i) any other individual designated to serve on the Board of Directors of Parent immediately after the Effective Time is unwilling or unable to serve on the Board or Directors of Parent at such time or (ii) Parent or the Company fails to designate one or more directors in accordance with this Section 5.17, the Board of Directors of Parent shall fill any resulting vacancy on the Board of Directors in accordance with the Bylaws of Parent as soon as reasonably practicable following the Effective Time. Each such director shall serve until his respective successor is duly elected or appointed and qualified.

            (b) Parent shall take all actions necessary to cause the officers of Parent immediately following the Effective Time to include Vincent Bucci as Chairman of the Board of Directors, Joseph DeVivo as President and Chief Executive Officer, Robert J. Wenzel as Chief Operating Officer, Donald Stewart as Chief Financial Officer and Darrin Uecker as Chief Technology Officer. Each such officer shall serve until his respective successor is duly elected or appointed and qualified.

      5.18 EMPLOYMENT AGREEMENTS.

            Except for the acceleration of Company Options as described in
Section 2.3(b) and Schedule 2.3(b) of the Company Disclosure Letter, during the Pre-Closing Period, neither the Parent nor the Company will enter into any new agreement or arrangement or amend any existing agreement or arrangement (except as provided in this Agreement) with any individual that would entitle the individual to severance pay or any other payment or increase the amount of benefits or compensation due any such individual as a result of the consummation of the transactions contemplated by this Agreement.

SECTION 6. CONDITIONS TO THE MERGER

      6.1 CONDITIONS TO EACH PARTY'S OBLIGATION.

            The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Legal Requirements, the waiver by each party on or prior to the Effective Time of each of the following conditions:

            (a) This Agreement shall have been approved by the requisite vote of the shareholders of the Company. The issuance of shares of Parent Common Stock pursuant to the Merger shall have been approved by the requisite vote of the stockholders of Parent;

            (b) No provision of any applicable Legal Requirements and no Order shall be in effect that prohibits the consummation of the Merger or the other transactions contemplated by this Agreement, provided, however, that each of Parent, Merger Sub and the Company shall have used its reasonable efforts to (i) prevent the application of any Legal Requirement and (ii)

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prevent the entry of any Order that prohibits the consummation of the Merger or the other transactions contemplated by this Agreement;

            (c) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

            (d) The shares of Parent Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the Nasdaq (subject to official notice of issuance);

            (e) Any waiting period (and any extension thereof) applicable to the Merger under HSR shall have been terminated or shall have expired; and

            (f) (i) Parent shall have received, and Heller Ehrman White & McAuliffe LLP shall not have subsequently rescinded, an opinion of Heller Ehrman White & McAuliffe LLP, in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations and assumptions set forth, or incorporated by reference, in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company shall have received, and King & Spalding LLP shall not have subsequently rescinded, an opinion of King & Spalding LLP in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations and assumptions set forth, or incorporated by reference, in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In connection with the opinions referred to in this Section 6.1(f), Heller Ehrman White & McAuliffe LLP and King & Spalding LLP shall be entitled to rely upon the tax representation letters of Parent and the Company referred to in
Section 5.9.

      6.2 ADDITIONAL CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATIONS.

            The respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Legal Requirements, the waiver by Parent and Merger Sub on or prior to the Effective Time of each of the following conditions:

            (a) there shall not be pending or threatened any Legal Proceeding in which a Governmental Body is: (i) seeking to prohibit or limit in any material respect Merger Sub's or Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (ii) seeking to materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Corporations; or (iii) seeking to compel Parent or the Company, or any subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement;

            (b) the Company shall have performed or complied in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Agreement prior to the Effective Time;

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            (c) the representations and warranties of the Company contained in this Agreement not qualified by Material Adverse Effect shall be accurate, except where the failure to be accurate would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and the representations and warranties of the Company contained in this Agreement which are qualified by Material Adverse Effect shall be accurate, in the case of each, as of the date of this Agreement, and on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which (i) if not qualified by Material Adverse Effect shall remain true and correct on and as of such particular date, except where the failure to be accurate would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) if qualified by Material Adverse Effect shall remain true and correct on and as of such particular date), with the same force and effect as if made on and as of the Effective Time;

            (d) there shall not have been a Material Adverse Effect on the Acquired Corporations;

            (e) Parent shall have received from the Company evidence that the Company 401(k) Plan has been terminated pursuant to resolutions of the Company's Board of Directors (the form and substance of which shall have been subject to review and approval of Parent), effective as of the Effective Time;

            (f) the Company shall have obtained each consent or waiver, and shall have taken such other actions identified in Schedule 6.2(f) to the Company Disclosure Letter;

            (g) the Requisite Noteholders (as defined in the Company Note Agreement) shall have executed and delivered to the Company an estoppel certificate in the form attached hereto as EXHIBIT J.

            (h) Parent shall have received a certificate from an executive officer of the Company certifying as to the matters set forth in paragraphs (a),
(b), (c), (d), (e) and (f) of this Section 6.2.

            The foregoing conditions are for the sole benefit of Parent and Merger Sub and may, subject to the terms of the Agreement, be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

      6.3 ADDITIONAL CONDITIONS TO THE COMPANY'S OBLIGATIONS.

            The obligations of the Company to consummate the Merger are subject to the satisfaction or, to the extent permitted by Legal Requirements, the waiver by the Company on or prior to the Effective Time of each of the following conditions:

            (a) there shall not be pending or threatened any Legal Proceeding in which a Governmental Body is: (i) seeking to prohibit or limit in any material respect Merger Sub's or Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights

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

with respect to the stock of the Surviving Corporation; (ii) seeking to materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Corporations; or (iii) seeking to compel Parent or the Company, or any subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement;

            (b) Parent or Merger Sub shall have performed or complied in all material respects with all of their respective covenants, obligations or agreements required to be performed or complied with under the Agreement prior to the Effective Time;

            (c) the representations and warranties of Parent contained in this Agreement not qualified by Material Adverse Effect shall be accurate, except where the failure to be accurate would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and the representations and warranties of Parent contained in this Agreement which are qualified by Material Adverse Effect shall be accurate, in the case of each, as of the date of this Agreement, and on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which (i) if not qualified by Material Adverse Effect shall remain true and correct on and as of such particular date, except where the failure to be accurate would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) if qualified by Material Adverse Effect shall remain true and correct on and as of such particular date), with the same force and effect as if made on and as of the Effective Time;

            (d) there shall not have been a Material Adverse Effect on the RITA Corporations; and

            (e) Parent shall have obtained each consent or waiver, and shall have taken such other actions identified in Schedule 6.3(e) to the Parent Disclosure Letter;

            (f) the Company shall have received a certificate from an executive officer of Parent certifying as to the matters set forth in paragraphs (a), (b),
(c), (d) and (e) of this Section 6.3.

            The foregoing conditions are for the sole benefit of the Company and may, subject to the terms of the Agreement, be waived by the Company, in whole or in part at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

SECTION 7. TERMINATION

      7.1 TERMINATION.

            This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the Company's shareholders:

            (a) by mutual written consent of Parent and the Company;

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

            (b) by either Parent or the Company if (i) the Merger shall not have been consummated on or prior to November 9, 2004 provided that such date shall be automatically extended to December 9, 2004 in the event that any Governmental Authorization is pending (the "TERMINATION DATE"); provided, however that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been the cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or (ii) a Company Shareholders' Meeting is held and the holders of Company Common Stock do not approve this Agreement; or (iii) a Parent Stockholders' Meeting is held and the holders of Parent Common Stock do not approve the issuance of Parent Common Stock pursuant to the Merger;

            (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

            (d) by Parent, at any time prior to the Effective Time, if a Company Triggering Event shall have occurred;

            (e) by Company, at any time prior to the Effective Time, if a Parent Triggering Event shall have occurred;

            (f) by Parent, at any time prior to the Effective Time, if any of the Company's covenants, representations or warranties contained in this Agreement shall have been breached or, any of the Company's representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.2(b), Section 6.2(c) or Section 6.2(d) would not be satisfied as of the time of such breach or at the time such representation or warranty shall have become untrue, and such breach shall not have been cured within thirty (30) days of receipt by the Company of written notice of such breach describing the details of such breach;

            (g) by the Company, at any time prior to the Effective Time, if any of Parent's or Merger Sub's covenants, representations or warranties contained in this Agreement shall have been breached or, any of Parent's and Merger Sub's representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.3(b), Section 6.3(c) or Section 6.3(d) would not be satisfied as of the time of such breach or at the time such representation or warranty shall have become untrue, and such breach shall not have been cured within thirty (30) days of receipt by Parent written notice of such breach describing the details of such breach;

            (h) by the Company pursuant to Section 4.3(f); and

            (i) by Parent pursuant to Section 4.4(f).

      7.2 EFFECT OF TERMINATION.

            In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full

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

force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability or damages for any breach of any provision contained in this Agreement.

      7.3 EXPENSES; TERMINATION FEES.

            (a) Expenses. Except as set forth in this Section 7.3, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement ("TRANSACTION EXPENSES") shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, that the Company and Parent shall share equally all filing and printing fees incurred in connection with SEC and HSR filings hereunder (whether or not the Merger is consummated).

            (b) Termination Fee.

                  (i) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or (ii) or by Parent pursuant to Section 7.1(f) and (1) after the date of this Agreement and prior to or at the time of such termination a Company Acquisition Proposal shall have been submitted to the Company or shall have been publicly announced; and (2) within twelve (12) months of such termination pursuant to Section 7.1(b)(i) or (ii) or Section 7.1(f) the Company either enters into a definitive agreement for or consummates a Company Acquisition Transaction with any Person or (B) this Agreement is terminated by Parent pursuant to Section 7.1(d) or by the Company pursuant to Section 7.1(h), then the Company shall pay to Parent, in immediately available funds, a nonrefundable fee in the amount of $3,500,000 (the "TERMINATION FEE") less any amount of Parent's Transaction Expenses previously paid by the Company pursuant to Section 7.3(b)(iii). Any Termination Fee payable by the Company to Parent pursuant to Section 7.3(b)(i)(A) shall be paid to Parent by the Company at or prior to the earlier of the execution of the agreement providing for the applicable Company Acquisition Transaction or consummation of the applicable Company Acquisition Transaction, as the case may be. Any Termination Fee payable by the Company to Parent pursuant to Section 7.3(b)(i)(B) shall be paid to Parent by the Company within three (3) business days after such termination by Parent or the Company. For purposes of this Section 7.3(b)(i) all references to "15%" in the definition of a Company Acquisition Transaction shall be deemed to be "30%."

                  (ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or (iii) or by the Company pursuant to
Section 7.1(g) and (1) after the date of this Agreement and prior to or at the time of such termination a Parent Acquisition Proposal shall have been submitted to Parent or shall have been publicly announced; and (2) within twelve (12) months of such termination pursuant to Section 7.1(b)(i) or (iii) or Section 7.1(g) Parent either enters into a definitive agreement for or consummates a Parent Acquisition Transaction with any Person or (B) this Agreement is terminated by the Company pursuant to Section 7.1(e) or by Parent pursuant to
Section 7.1(i), then Parent shall pay to the Company, in immediately available funds, the Termination Fee less any amount of the Company's Transaction Expenses previously paid by Parent pursuant to Section 7.3(b)(iii). Any Termination Fee or Transaction Expenses payable by Parent to the Company pursuant to Section 7.3(b)(ii)(A) shall be paid by Parent to the Company at or prior to the earlier of the execution of the agreement providing for the applicable Parent Acquisition Transaction or consummation of the applicable Parent Acquisition Transaction, as the case may be. Any Termination Fee or

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

Transaction Expenses payable by Parent to the Company pursuant to Section 7.3(b)(ii)(B) shall be paid by Parent to the Company within three (3) business days after such termination by the Company or Parent. For purposes of this
Section 7.3(b)(ii), all references to "15%" in the definition of a Parent Acquisition Transaction shall be deemed to be "30%."

                  (iii) (A) If this Agreement is terminated by Parent pursuant to Section 7.1(f) and the Termination Fee is not payable to Parent by the Company at the time of such termination pursuant to Section 7.3(b)(i), then the Company shall pay to Parent, in immediately available funds, Parent's Transaction Expenses in an amount not to exceed $1,000,000 within three (3) business days after such termination. (B) If this Agreement is terminated by the Company pursuant to Section 7.1(g) and the Termination Fee is not payable to the Company by Parent at the time of such termination pursuant to Section 7.3(b)(ii), then Parent shall pay to the Company, in immediately available funds, the Company's documented, out-of-pocket Transaction Expenses in an amount not to exceed $1,000,000 within three (3) business days after such termination.
(C) If this Agreement is terminated by Parent pursuant to Section 7.1(b)(ii) and the Termination Fee is not payable to Parent by the Company at the time of such termination pursuant to Section 7.3(b)(i), then the Company shall pay to Parent, in immediately available funds, Parent's documented, out-of-pocket Transaction Expenses in an amount not to exceed $1,500,000 within three (3) business days after such termination and, within one year after such termination, the difference between $1,500,000 and the amount of such Transaction Expenses so paid (such difference being the "COMPANY DISAPPROVAL FEE"). (D) If this Agreement is terminated by the Company pursuant to Section 7.1(b)(iii) and the Termination Fee is not payable to the Company by Parent at the time of such termination pursuant to Section 7.3(b)(ii), then Parent shall pay to the Company, in immediately available funds, the Company's Transaction Expenses in an amount not to exceed $1,500,000 within three (3) business days after such termination and, within one year after such termination, the difference between $1,5000,000 and the amount of such Transaction Expenses so paid (such difference being the "PARENT DISAPPROVAL FEE"). The Company may elect to pay the Company Disapproval Fee, and Parent may elect to pay the Parent Disapproval Fee, pursuant to a promissory note in the form attached hereto as EXHIBIT K, which note shall be executed and delivered within three (3) business days after the date of the termination of this Agreement under circumstances requiring the payment of such Company Disapproval Fee or Parent Disapproval Fee, as the case may be.

            (c) Company and Parent Acknowledgement.

            Each of Parent and the Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, it would not enter into this Agreement. Accordingly, if either party fails to pay the Termination Fee or other amounts due under Section 7.3 in a timely manner and if a party makes a claim against the other party in order to obtain payment of such amounts and the claim results in a judgment against such for the amounts due under this Section 7.3, the non-prevailing party shall pay to the prevailing party its actual, documented, reasonable out-of-pocket costs and expenses incurred by the prevailing party (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due from and including the date on which such payment was to be made in accordance with
Section 7.3 but excluding the date of payment thereof, at the prime rate published by The Wall Street Journal, as that rate may vary from time to time, or if no longer published, a comparable rate. Payment of the fees and

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

expenses described in this Section 7.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement.

SECTION 8. MISCELLANEOUS PROVISIONS

      8.1 AMENDMENT.

            This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Parent at any time (whether before or after any required approvals by the stockholders of the Company or Parent); provided, however, that after any such required stockholder approval has been obtained, no amendment shall be made which by law or the rules of AMEX or the Nasdaq requires further approval of the stockholders of either the Company or Parent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.2 WAIVER.

            (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      8.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

            None of the representations, warranties or agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except for agreements which by their terms survive the Effective Time.

      8.4 ENTIRE AGREEMENT; COUNTERPARTS.

            This Agreement (and the exhibits and schedules hereto) constitutes the entire agreement among the parties hereto and all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof, it being understood that the Confidentiality Agreements shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

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

      8.5 APPLICABLE LAW; JURISDICTION.

            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. Section 2708. Each of the parties hereto agrees that any action, suit or proceeding arising out of the transactions contemplated by this Agreement (a "PROCEEDING") shall be commenced and conducted exclusively in the federal or state courts of the State of Delaware, and each of the parties hereby irrevocably and unconditionally: (i) consents to submit to the exclusive jurisdiction of the federal and state courts in the State of Delaware for any Proceeding (and each party agrees not to commence any Proceeding, except in such courts); (ii) waives any objection to the laying of venue of any Proceeding in the federal or state courts of the State of Delaware; (iii) waives, and agrees not to plead or to make, any claim that any Proceeding brought in any federal or state court of the State of Delaware has been brought in an improper or otherwise inconvenient forum; and (iv) waives, and agrees not to plead or to make, any claim that any Proceeding shall be transferred or removed to any other forum. Each of the parties hereto hereby irrevocably and unconditionally agrees:
(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (2) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to clause (1) or (2) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, the Company does hereby appoint as such agent The Corporation Trust Company, 1209 Orange Street, County of Newcastle, Wilmington, Delaware 19801.

      8.6 ATTORNEYS' FEES.

            In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to reasonable attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

      8.7 ASSIGNABILITY; THIRD PARTY BENEFICIARIES.

            This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company's or Parent's rights hereunder may be assigned by the Company or by Parent without the prior written consent of Parent or the Company, as the case may be, and any attempted assignment of this Agreement or any of such rights by the Company or by Parent without such consent shall be void and of no effect; provided, further, however, that, except for assignments by Merger Sub to a wholly-owned Subsidiary of Parent, neither this Agreement nor any of Parent's or Merger Sub's rights

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

hereunder may be assigned by Parent or Merger Sub without the prior written consent of the Company, and any attempted assignment of this Agreement or any of such rights by Parent or Merger Sub without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for rights, benefits and remedies granted to the Indemnified Persons under Section 5.6.

      8.8 NOTICES.

            Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

      If to Parent or Merger Sub:

            RITA Medical Systems, Inc.
            967 North Shoreline Blvd.
            Mountain View, CA  94043
            Facsimile No.:  (650) 967-1691
            Attention:  Joseph DeVivo, President and Chief Executive Officer

      with a copy to (which copy shall not constitute notice hereunder):

            Heller Ehrman White & McAuliffe LLP
            2775 Sand Hill Road
            Menlo Park, California  94025
            Facsimile No. (650) 324-0638
            Attention: Mark Weeks, Esq.

      If to the Company:

            Horizon Medical Products, Inc.
            One Horizon Way
            Manchester, GA  91816
            Facsimile No.:  (706) 846-5226
            Attention:  Robert Wenzel, President

      with a copy to (which copy shall not constitute notice hereunder):

            King & Spalding LLP
            191 Peachtree Street

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

            Atlanta, Georgia 30303
            Facsimile No. (404) 572-5136
            Attention: Jon R. Harris, Jr.

      8.9 SEVERABILITY.

            If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to confirm to applicable Legal Requirements so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

      8.10 SPECIFIC PERFORMANCE.

            The parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties agree that, in the event of any breach by the other party of any covenant or obligation contained in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.10, and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

      8.11 CONSTRUCTION.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "INCLUDE" and "INCLUDING," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "WITHOUT LIMITATION."

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

            (d) Except as otherwise indicated, all references in this Agreement to "SECTIONS" and "EXHIBITS" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                         [Signatures on following page]

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

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                           RITA MEDICAL SYSTEMS, INC.

                                           By: /s/ Joseph DeVivo
                                               --------------------------------
                                               Name: Joseph DeVivo
                                               Title: President and CEO

                                           HORNET ACQUISITION CORP.

                                           By: /s/ Joseph DeVivo
                                               --------------------------------
                                               Name: Joseph DeVivo
                                               Title: President and CEO

                                           HORIZON MEDICAL PRODUCTS, INC.

                                           By: /s/ Robert J. Wenzel
                                               -------------------------------
                                               Name: Robert J. Wenzel
                                               Title: Interim CEO

                                    EXHIBIT A
                              CERTAIN DEFINITIONS

            For purposes of the Agreement (including this Exhibit A):

            "ACQUIRED CORPORATION CONTRACT" shall mean any Contract: (a) currently in force to which any of the Acquired Corporations is a party or (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is bound or has any continuing obligations or rights.

            "ACQUIRED CORPORATION PROPRIETARY ASSET" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

            "ACQUIRED CORPORATIONS" is defined in Section 2.1 to this Agreement.

            "ACQUISITION AGREEMENT" is defined in Section 4.3(f) to this Agreement.

            "AGREEMENT" is defined in the Preamble to this Agreement.

            "AMENDED NOTE AGREEMENT" is defined in the Recitals to this Agreement.

            "AMEX" shall mean the American Stock Exchange.

            "CDAPCA" is defined in Section 2.9(b) of this Agreement.

            "CLAIM" shall mean any and all claims, demands, actions, causes of action, suits, proceedings and administrative proceedings.

            "CLOSING" is defined in Section 1.3 to this Agreement.

            "CLOSING DATE" is defined in Section 1.3 to this Agreement.

            "CODE" is defined in the Recitals to this Agreement.

            "COMPANY" is defined in the Preamble to this Agreement.

            "COMPANY ACQUISITION PROPOSAL" shall mean any bona fide offer, inquiry, proposal or indication of interest received from a third party (other than an offer, inquiry, proposal or indication of interest by Parent) relating to any Company Acquisition Transaction.

            "COMPANY ACQUISITION TRANSACTION" shall mean any transaction or series of transactions involving:

            (a) any merger, consolidation, share exchange, business combination or similar transaction involving any of the Acquired Corporations;

            (b) any issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which
(i) a Person or "GROUP" (as
defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than any Acquired Corporation) directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporation, or (ii) any of the Acquired Corporations issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations (to any Person other than an Acquired Corporation);

            (c) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Acquired Corporations; or

            (d) any liquidation or dissolution of any of the Acquired Corporations.

            "COMPANY BALANCE SHEET" is defined in Section 2.4(d) of this Agreement.

            "COMPANY BALANCE SHEET DATE" is defined in Section 2.4(d) of this Agreement.

            "COMPANY COMMON STOCK" shall mean the Common Stock, $.001 par value, of the Company.

            "COMPANY DISAPPROVAL FEE" is defined in Section 7.3(b) of this Agreement.

            "COMPANY DISCLOSURE LETTER" is defined in Section 2 of this Agreement.

            "COMPANY EMPLOYEE PLANS" is defined in Section 2.12(a) of this Agreement.

            "COMPANY ERISA AFFILIATE" is defined in Section 2.12(a) of this Agreement.

            "COMPANY FINANCIAL STATEMENTS" is defined in Section 2.4(d) of this Agreement.

            "COMPANY MATERIAL CONTRACT" is defined in Section 2.7(a) of this Agreement.

            "COMPANY NOTE AGREEMENT" shall mean that certain Note Purchase Agreement, dated as of March 1, 2002, by and among the Company, ComVest Venture Partners, L.P. and the additional note purchasers identified therein, as amended by Amendment No. 1 thereto dated as of June 10, 2002, Amendment No. 2 thereto dated as of July 29, 2002 and Amendment No. 1 thereto dated as of October 21, 2003.

            "COMPANY NOTE AGREEMENT AMENDMENT" is defined in the Recitals to this Agreement.

            "COMPANY OPTIONS" is defined in Section 2.3(b) of this Agreement.

            "COMPANY ORGANIZATION DOCUMENTS" is defined in Section 2.1 of this Agreement.

            "COMPANY PERMITS" is defined in Section 2.9(b) of this Agreement.

            "COMPANY PREFERRED STOCK" shall mean the Preferred Stock, $.001 par value, of the Company.

            "COMPANY PROXY STATEMENT" is defined in Section 5.1 of this Agreement.

            "COMPANY RECOMMENDATION" is defined in the Recitals of this Agreement.

            "COMPANY RIGHTS AGREEMENTS" is defined in Section 2.3(d) of this Agreement.

            "COMPANY SEC DOCUMENTS" is defined in Section 2.4(a) of this Agreement.

            "COMPANY SHAREHOLDERS" is defined in the Recitals of this Agreement.

            "COMPANY SHAREHOLDERS' MEETING" is defined in Section 5.2(a) of this Agreement.

            "COMPANY STOCK CERTIFICATE" is defined in Section 1.6 of this Agreement.

            "COMPANY STOCK OPTION PLAN" is defined in Section 2.3(b) of this Agreement.

            "COMPANY STOCK RIGHTS" is defined in Section 2.3(d) of this Agreement.

            "COMPANY SUPERIOR OFFER" shall mean a Company Acquisition Proposal on terms that the Board of Directors of the Company determines, in good faith, after consultation with its outside legal counsel and its financial advisor, that if consummated, is more favorable to the Company's shareholders from a financial point of view than the Merger and the transactions contemplated by this Agreement and is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the Person making the offer and would, if consummated, be in the best interests of the shareholders of the Company; provided, however, that any such "COMPANY ACQUISITION PROPOSAL" shall not be deemed to be a "COMPANY SUPERIOR OFFER" if any financing required to consummate the transaction contemplated by such offer is not committed.

            "COMPANY TAX RETURNS" is defined in Section 2.11(d) of this Agreement.

            A "COMPANY TRIGGERING EVENT" shall be deemed to have occurred if:
(i) the Board of Directors of the Company shall have failed to make the Company Recommendation or shall have withdrawn or modified in a manner adverse to Parent or Merger Sub the Company Recommendation, including by issuing a public announcement or other public release that makes it readily apparent that the Board of Directors of the Company desires to withdraw or modify the Company Recommendation in a manner adverse to Parent (other than any filing with the SEC or dissemination of information that the Company has been advised by its counsel is required to comply with Section 5.1 of this Agreement so long as such filing or dissemination includes a reaffirmation of the Company Recommendation); (ii) the Company shall have failed to include the Company Recommendation in the Registration Statement or the Company Proxy Statement; (iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Company Acquisition Proposal or shall have resolved or announced an intention to do so; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and

(A) the Company shall have recommended such tender offer, or (B) the Company shall not have sent to its securityholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer (it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer), or (C) the Board of Directors of the Company fails to reaffirm in writing the Company Recommendation within ten (10) business days after Parent requests in writing that such Company Recommendation be reaffirmed, (v) a Company Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Company Acquisition Proposal within ten (10) business days after such Company Acquisition Proposal is publicly announced, or (B) the Board of Directors of the Company fails to reaffirm in writing the Company Recommendation within ten (10) business days after Parent requests in writing that such Company Recommendation be reaffirmed, or (vi) the Company willfully breaches its obligations under Section 4.3 of this Agreement; provided, however, that the sending of notice by the Company to Parent pursuant to Section 7.1(g) shall not in any case be deemed to be a Company Triggering Event.

            "COMPANY VOTING AGREEMENTS" is defined in the Recitals of this Agreement.

            "COMPANY WARRANT" is defined in Section 2.3(c) of this Agreement.

            "COMPANY WELFARE PLANS" shall mean all employee welfare benefit plans (as defined in Section 3(1) of ERISA) of any Acquired Corporation or any other Company ERISA Affiliate for the benefit of, or relating to, any former or current employee, independent contractor, officer or director (or any of their beneficiaries) of any Acquired Corporation or any other Company ERISA Affiliate.

            "COMPANY 401(k) PLAN" shall mean the Horizon Medical Products, Inc. 401(k) Plan.

            "CONFIDENTIALITY AGREEMENTS" is defined in Section 4.1 of this Agreement.

            "CONSENT" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

            "CONTRACT" shall mean any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature.

            "CSA" is defined in Section 2.9(b) of this Agreement.

            "CURRENT D&O INSURANCE COST" is defined in Section 5.6 of this Agreement.

            "DELAWARE CERTIFICATE OF MERGER" is defined in Section 1.3 to this Agreement.

            "DGCL" is defined in the Recitals of this Agreement.

            "EFFECTIVE TIME" is defined in Section 1.3 of this Agreement.

            "ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or community property interest (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided that the term Encumbrance shall not be deemed to include (a) liens for current Taxes or income Taxes not yet due and payable or that are being contested in good faith, in each case, and for which adequate reserves have been recorded, (b) liens for assessments or other governmental charges or liens of landlords, carriers, warehousemen, mechanics or materialmen securing obligations incurred in the ordinary course of business consistent with prior practice that are not yet due and payable or due but not delinquent or being contested in good faith, (c) liens incurred in the ordinary course of business consistent with prior practice in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (d) purchase money or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business consistent with prior practice in an amount not to exceed $150,000 in the aggregate, (e) liens, security interests, encumbrances or restrictions which secure indebtedness which are properly reflected in the Company 10-K or the Parent 10-K, as the case may be, (f) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 2003, provided that the obligations secured by such liens are not delinquent, and (g) such title defects and liens, if any, as individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Acquired Corporations or the RITA Corporations, as the case may be.

            "ENTITY" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

            "ENVIRONMENTAL LAW" shall mean any foreign, federal, state or local statute, law, rule, regulation, ordinance, treaty, code, policy or rule of common law now or from time to time in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, natural resources, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, as amended; the Hazardous Materials Transportation Act, as amended; the Clean Water Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Safe Drinking Water Act, as amended; the Atomic Energy Act, as amended; the Federal Insecticide, Fungicide and Rodenticide Act, as amended; and the Occupational Safety and Health Act, as amended; and

            "ERISA" is defined in Section 2.12(a) of this Agreement.

            "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

            "EXCHANGE AGENT" is defined in Section 1.7(a) of this Agreement.

            "EXCHANGE FUND" is defined in Section 1.7(a) of this Agreement.

            "EXCHANGE RATIO" is defined in Section 1.5(a) of this Agreement.

            "EXCLUDED SHARES" shall mean any shares of Company Common Stock held as of the Effective Time (a) by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub, (b) by any Subsidiary or (c) by the Company as treasury shares.

            "FDA" is defined in Section 2.9(b) of this Agreement.

            "FDCA" is defined in Section 2.9(b) of this Agreement.

            "GAAP" is defined in Section 2.4(d) of this Agreement.

            "GBCC" is defined in the Recitals of this Agreement.

            "GEORGIA CERTIFICATE OF MERGER" is defined in Section 1.3 of this Agreement.

            "GOVERNMENTAL AUTHORIZATION" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

            "GOVERNMENTAL BODY" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit or body and any court or other tribunal); (d) the National Association of Securities Dealers, Inc. (including the rules and regulations of the Nasdaq) or (e) the American Stock Exchange.

            "GOVERNMENT CONTRACT" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order, task order, or other agreement of any kind executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor otherwise has or may acquire any right or interest.

            "HAZARDOUS MATERIALS" shall mean (A) petroleum or petroleum products (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, or any mixture thereof), polychlorinated biphenyls (PCBs), asbestos or asbestos containing materials, urea formaldehyde foam insulation, and radon gas; (B) any substance defined as or included in the definition of "HAZARDOUS SUBSTANCE," "HAZARDOUS WASTE," "HAZARDOUS MATERIAL," "EXTREMELY HAZARDOUS WASTE," "RESTRICTED HAZARDOUS WASTE," "WASTE," "SPECIAL WASTE," "TOXIC SUBSTANCE," "TOXIC POLLUTANT," "CONTAMINANT" OR "POLLUTANT," or words of similar import, under any applicable Environmental Law (as defined below); (C) infectious materials and other regulated medical wastes; (D) any substance which is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental agency; and (E) any other substance, material or waste the presence of which requires investigation or remediation under any Environmental Law.

            "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, and any rules or regulations promulgated thereunder.

            "HSR" is defined in Section 2.16 of this Agreement.

            "INDEMNIFIED PERSONS" is defined in Section 5.6(a) of this Agreement.

            "INSURED PARTY" is defined in Section 5.6(b) of this Agreement.

            "KNOWLEDGE" with respect to any party hereto shall mean the actual knowledge of such party's executive officers.

            "LEGAL PROCEEDING" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

            "LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of AMEX, NASD or Nasdaq), including any Environmental Law.

            "LIABILITY" shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

            "LOCK-UP AGREEMENTS" is defined in the Recitals to this Agreement.

            An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "MATERIAL ADVERSE EFFECT" on, or shall be deemed to be "MATERIAL" to, the Acquired Corporations, taken as a whole, if such event, violation, inaccuracy, circumstance or other matter had or could reasonably be expected to have a material adverse effect on (i) the business, condition, assets, operations or financial performance of the Acquired Corporations taken as a whole, or (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date; provided, however, that no one or more of the following shall be deemed to constitute, in and of itself, or be taken into account in determining, the occurrence of a Material Adverse Effect: (A) any effect arising from or relating to general economic conditions, (B) any effect relating to, affecting, or with respect to, conditions affecting the industries as a whole in which the Acquired Corporations have material operations, (C) any effect arising from the transactions contemplated by this Agreement or the public announcement thereof (including any cancellation of or delays in customer agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (D) any decline in trading prices in financial markets generally or in the trading price of shares of Company Common Stock arising from the transactions contemplated by this Agreement or the public announcement thereof, or (E) the failure of the Company to meet earnings expectations published in analysts reports (provided that clauses (D) and (E) shall not exclude any underlying effect which may have caused such change in trading price or failure to meet published earnings projections). An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "MATERIAL ADVERSE EFFECT" on, or shall be deemed to be "MATERIAL" to, the RITA Corporations, taken as a whole, if such event, violation, inaccuracy, circumstance or other matter had or could reasonably be expected to have a material adverse effect on (i) the business, condition, assets, operations or financial performance of the RITA Corporations taken as a whole, or (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date; provided, however, that no one or more of the following shall be deemed to constitute, in and of itself, or be taken into account in determining, the occurrence of a Material Adverse Effect: (A) any effect arising from or relating to general economic conditions, (B) any effect relating to, affecting, or with respect to, conditions affecting the industries as a whole in which the RITA Corporations have material operations, (C) any effect arising from the transactions contemplated by this Agreement or the public announcement thereof (including any cancellation of or delays in customer agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (D) any decline in trading prices in financial markets generally or in the trading price of shares of Parent Common Stock arising from the transactions contemplated by this Agreement or the public announcement thereof, or (E) the failure of Parent to meet earnings expectations published in analysts reports (provided that clauses (D) and (E) shall not exclude any underlying effect which may have caused such change in trading price or failure to meet published earnings projections).

            "MERGER" is defined in the Recitals of this Agreement.

            "MERGER CONSIDERATION" is defined in Section 1.5(a) of this Agreement.

            "MERGER SUB" is defined in the Preamble of this Agreement.

            "MULTIEMPLOYER PLAN" is defined in Section 2.12(b) of this Agreement.

            "MULTIPLE EMPLOYER PLAN" is defined in Section 2.12(b) of this Agreement.

            "MULTIPLE EMPLOYER WELFARE ARRANGEMENT" is defined in Section 2.12(b) of this Agreement.

            "NASD" shall mean the National Association of Securities Dealers,
Inc.

            "NASDAQ" shall mean the National Market System of the National Association of Securities Dealers automated quotation system.

            "ORDER" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Legal Proceeding.

            "PARENT" is defined in the Preamble of this Agreement.

            "PARENT ACQUISITION PROPOSAL" shall mean any bona fide offer, inquiry, proposal or indication of interest received from a third party (other than an offer, inquiry, proposal or indication of interest by the Company) relating to any Parent Acquisition Transaction.

            "PARENT ACQUISITION TRANSACTION" shall mean any transaction or series of transactions involving:

            (a) any merger, consolidation, share exchange, business combination or similar transaction involving any of the RITA Corporations;

            (b) any issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which
(i) a Person or "GROUP" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons (other than any RITA Corporation) directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the RITA Corporations, or (ii) any of the RITA Corporations issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the RITA Corporations (to any Person other than a RITA Corporation);

            (c) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the RITA Corporations; or

            (d) any liquidation or dissolution of any of the Acquired Corporations.

            "PARENT BALANCE SHEET" is defined in Section 3.4(d) of this Agreement.

            "PARENT BALANCE SHEET DATE" is defined in Section 3.4(d) of this Agreement.

            "PARENT COMMON STOCK" shall mean the Common Stock, $0.001 par value per share, of Parent.

            "PARENT DISAPPROVAL FEE" is defined in Section 7.3(b) of this Agreement.

            "PARENT DISCLOSURE LETTER" is defined in Section 3 of this Agreement.

            "PARENT EMPLOYEE PLANS" is defined in Section 3.12(a) of this Agreement.

            "PARENT ERISA AFFILIATE" is defined in Section 3.12(a) of this Agreement.

            "PARENT ESPP" is defined in Section 3.3(b) of this Agreement.

            "PARENT FINANCIAL STATEMENTS" is defined in Section 3.4(d) of this Agreement.

            "PARENT MATERIAL CONTRACT" is defined in Section 3.7(a) of this Agreement.

            "PARENT OPTIONS" is defined in Section 3.3(b) of this Agreement.

            "PARENT ORGANIZATION DOCUMENTS" is defined in Section 3.1 of this Agreement.

            "PARENT PERMITS" is defined in Section 3.9(b) of this Agreement.

            "PARENT PREFERRED STOCK" shall mean the Preferred Stock, $.001 par value, of Parent.

            "PARENT PROXY STATEMENT" is defined in Section 5.1 of this Agreement.

            "PARENT RECOMMENDATION" is defined in the Recitals of this Agreement.

            "PARENT RIGHTS AGREEMENTS" is defined in Section 3.3(c) of this Agreement.

            "PARENT SEC DOCUMENTS" is defined in Section 3.4(a) of this Agreement.

            "PARENT STOCKHOLDERS" is defined in the Recitals of this Agreement.

            "PARENT STOCKHOLDER RIGHTS AGREEMENT" shall mean that certain Preferred Shares Rights Agreement, dated as of July 31, 2001, by and between Parent and U.S. Stock Transfer Corporation.

            "PARENT STOCKHOLDERS' MEETING" is defined in Section 5.2(e) of this Agreement.

            "PARENT STOCK OPTION PLANS" shall mean the stock option plans of Parent listed in Section 3.3(b), any other plans or arrangements under which Parent Options are issued and all stock option agreements evidencing stock option grants under the foregoing.

            "PARENT STOCK RIGHTS" is defined in Section 3.3(c) of this Agreement.

            "PARENT SUPERIOR OFFER" shall mean a Parent Acquisition Proposal on terms that the Board of Directors of Parent determines, in good faith, after consultation with its outside legal counsel and its financial advisor, that if consummated, is more favorable to Parent's stockholders from a financial point of view than the Merger and the transactions contemplated by this Agreement and is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the Person making the offer and would, if consummated, be in the best interests of the stockholders of Parent; provided, however, that any such "PARENT ACQUISITION PROPOSAL" shall not be deemed to be a "PARENT SUPERIOR OFFER" if any financing required to consummate the transaction contemplated by such offer is not committed..

            "PARENT TAX RETURN" is defined in Section 3.11(d) of this Agreement.

            A "PARENT TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Parent shall have failed to make the Parent Recommendation or shall have withdrawn or modified in a manner adverse to the Company the Parent Recommendation, including by issuing a public announcement or other public release that makes it readily apparent that the Board of Directors of Parent desires to withdraw or modify the Parent Recommendation (other than any filing with the SEC or dissemination of information that Parent has been advised by its counsel is required to comply with Section 5.1 of this Agreement so long as such filing or dissemination includes a reaffirmation of the Parent Recommendation); (ii) Parent shall have failed to include the Parent Recommendation in the Registration Statement or the Parent Proxy Statement;
(iii) the Board of Directors of Parent shall have approved, endorsed or recommended any Parent Acquisition Proposal or shall have resolved or announced an intention to do so; (iv) a tender or exchange offer relating to securities of Parent shall have been commenced and (A) Parent shall have recommended such tender offer, or (B) Parent shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer (it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer), or (C) the Board of Directors of Parent fails to reaffirm in writing the Parent Recommendation within ten (10) business days after the Company requests in writing that such Parent Recommendation be reaffirmed, (v) a Parent Acquisition Proposal is publicly announced, and Parent
(A) fails to issue a press release announcing its opposition to such Parent Acquisition Proposal within ten (10) business days after such Parent Acquisition Proposal is publicly announced, or (B) the Board of Directors of Parent fails to reaffirm in writing the Parent Recommendation within ten (10) business days after the Company requests in writing that such Parent Recommendation be reaffirmed, or (vi) Parent willfully breaches its obligations under Section 4.4 of this Agreement; provided, however, that the sending of notice by Parent to the Company pursuant to Section 7.1(f) shall not in any case be deemed to be a Parent Triggering Event.

            "PARENT VOTING AGREEMENTS" is defined in the Recitals of this Agreement.

            "PARENT 401(k) PLAN" shall mean the RITA Medical Systems, Inc. 401(k) Plan.

            "PERSON" shall mean any individual, Entity or Governmental Body.

            "PRE-CLOSING PERIOD" is defined in Section 4.1 of this Agreement.

            "PROCEEDING" is defined is Section 8.5 of this Agreement.

            "PROPRIETARY ASSET" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), database rights, design rights, moral rights, domain name, assumed and fictitious name registrations, copyright application, copyright registration, mask work right, mask work right application, trade secret, or any other intellectual or industrial or intangible property right, know-how, customer lists, computer software, source code, algorithm, invention, engineering drawing, and technology; and (b) right to use or exploit any of the foregoing.

            "RITA CORPORATION CONTRACT" shall mean any Contract: (a) to which any of the RITA Corporations is a party; (b) by which any of the RITA Corporations or any asset of any of the RITA Corporations is or may become bound or under which any of the RITA Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

            "RITA CORPORATION PROPRIETARY ASSET" shall mean any Proprietary Asset owned by or licensed to any of the RITA Corporations or otherwise used by any of the RITA Corporations.

            "RITA CORPORATIONS" is defined in Section 3.1 of this Agreement.

            "REGISTRATION STATEMENT" is defined in Section 5.1 of this Agreement.

            "REPRESENTATIVES" shall mean officers, directors, employees, agents, attorneys, accountants, advisors, consultants and representatives of the Person and its Subsidiaries.

            "SEC" shall mean the U.S. Securities and Exchange Commission.

            "SECURITIES ACT" shall mean the Securities Act of 1933, as amended and the regulations promulgated thereunder.

            "SHARES" is defined in Section 1.6 of this Agreement.

            An entity shall be deemed to be a "SUBSIDIARY" of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

            "SURVIVING CORPORATION" is defined in Section 1.1 of this Agreement.

            "TAKEOVER LAWS" shall mean any "MORATORIUM," "CONTROL SHARE ACQUISITION," "FAIR PRICE," "SUPERMAJORITY," "AFFILIATE TRANSACTIONS," or "BUSINESS COMBINATION STATUTE OR REGULATION" or other similar state antitakeover laws and regulations.

            "TAX" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

            "TAX RETURN" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

            "TERMINATION DATE" is defined in Section 7.1(b) of this Agreement.

            "TERMINATION FEE" is defined in Section 7.3(b)(i) of this Agreement.

            "TRANSACTION EXPENSES" is defined in Section 7.3(a) of this Agreement.

            "WARN ACT" is defined Section 2.12(m) of this Agreement.

            "WELLS FARGO" is defined in Section 3.17 of this Agreement.

                                   EXHIBIT B-1

                      COMPANY VOTING AGREEMENT SIGNATORIES

Harold Blue

James E. Brands

David A. Ku

Marshall B. Hunt

Robert L. Priddy

Robert D. Tucker

Robert J. Wenzel

Robert R. Singer

L. Bruce Maloy

Elaine G. Swygert

ComVest Venture Partners, L.P.

Medtronic, Inc.

                                   EXHIBIT B-2

                        FORM OF COMPANY VOTING AGREEMENT

                                   EXHIBIT B-3

                       PARENT VOTING AGREEMENT SIGNATORIES

Vincent Bucci

Joseph DeVivo

John Gilbert

Scott Halsted

Wesley E. Johnson, Jr.

Randy Lindholm

Donald Stewart

Darrin Uecker

Lynn Saccoliti

Stephen Pedroff

Juan Soto

Morgan Stanley Venture Partners

                                  EXHIBIT B-4

                          FORM PARENT VOTING AGREEMENT

                                   EXHIBIT C-1

                          LOCK-UP AGREEMENT SIGNATORIES

ComVest Venture Partners, L.P.

Medtronic, Inc.

Marshall B. Hunt

Morgan Stanley Venture Partners

                                   EXHIBIT C-2

                        FORM OF COMPANY LOCK-UP AGREEMENT

                                   EXHIBIT C-3

                        FORM OF PARENT LOCK-UP AGREEMENT

                                    EXHIBIT D

                      AMENDMENT TO NOTE PURCHASE AGREEMENT

                                    EXHIBIT E

                         DELAWARE CERTIFICATE OF MERGER

                                    EXHIBIT F

                          GEORGIA CERTIFICATE OF MERGER

                                    EXHIBIT G

  FORM OF SURVIVING CORPORATION AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                    EXHIBIT H

                      FORM OF SURVIVING CORPORATION BYLAWS

                                    EXHIBIT I

                           FORM OF AFFILIATE AGREEMENT

                                    EXHIBIT J

                          FORM OF ESTOPPEL CERTIFICATE

                                    EXHIBIT K

                             FORM OF PROMISSORY NOTE